                                CREDIT AGREEMENT

                                 By and Between

                             POLARIS INDUSTRIES INC.

                                       and

           FIRST BANK NATIONAL ASSOCIATION, as Administrative Agent,
                           Co-Lead Manager and a Bank,

                                       and

                            BANK OF AMERICA ILLINOIS

                                       and

                FIRST UNION NATIONAL BANK OF NORTH CAROLINA, as
                           Co-Lead Managers and Banks


                             Dated as of May 8, 1995

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . . . .   1
    Section 1.1   Defined Terms  . . . . . . . . . . . . . . . . . . . . . .   1
    Section 1.2   Accounting Terms and Calculations  . . . . . . . . . . . .  13
    Section 1.3   Computation of Time Periods  . . . . . . . . . . . . . . .  14
    Section 1.4   Other Definitional Terms . . . . . . . . . . . . . . . . .  14

ARTICLE II

TERMS OF THE CREDIT FACILITIES . . . . . . . . . . . . . . . . . . . . . . .  14
    Section 2.1   The Revolving Commitments  . . . . . . . . . . . . . . . .  14
    Section 2.2   Procedure for Revolving Loans  . . . . . . . . . . . . . .  15
    Section 2.3   Revolving Notes  . . . . . . . . . . . . . . . . . . . . .  16
    Section 2.4   Conversions and Continuations  . . . . . . . . . . . . . .  16
    Section 2.5   Interest Rates, Interest Payments and Default Interest . .  17
    Section 2.6   Repayment  . . . . . . . . . . . . . . . . . . . . . . . .  18
    Section 2.7   Optional Prepayments . . . . . . . . . . . . . . . . . . .  18
    Section 2.8   Letters of Credit  . . . . . . . . . . . . . . . . . . . .  18
    Section 2.9   Procedures for Letters of Credit . . . . . . . . . . . . .  18
    Section 2.10  Terms of Letters of Credit . . . . . . . . . . . . . . . .  19
    Section 2.11  Agreement to Repay Letter of Credit Drawings . . . . . . .  19
    Section 2.12  Obligations Absolute . . . . . . . . . . . . . . . . . . .  20
    Section 2.13  Increased Cost for Letters of Credit . . . . . . . . . . .  21
    Section 2.14  Optional Reduction of Revolving Commitment Amounts
                  or Termination of Revolving Commitments  . . . . . . . . .  21
    Section 2.15  Loans to Cover Unpaid Drawings . . . . . . . . . . . . . .  23
    Section 2.16  Revolving Commitment, Administrative Agent's,
                  Upfront and Origination Fees . . . . . . . . . . . . . . .  24
    Section 2.17  Letter of Credit Fees  . . . . . . . . . . . . . . . . . .  24
    Section 2.18  Computation  . . . . . . . . . . . . . . . . . . . . . . .  25
    Section 2.19  Payments . . . . . . . . . . . . . . . . . . . . . . . . .  25
    Section 2.20  Revolving Commitment Ending Date and Extension . . . . . .  25
    Section 2.21  Use of Loan Proceeds . . . . . . . . . . . . . . . . . . .  26
    Section 2.22  Interest Rate Not Ascertainable, Etc.  . . . . . . . . . .  26
    Section 2.23  Increased Cost . . . . . . . . . . . . . . . . . . . . . .  27
    Section 2.24  Illegality . . . . . . . . . . . . . . . . . . . . . . . .  28
    Section 2.25  Capital Adequacy . . . . . . . . . . . . . . . . . . . . .  28
    Section 2.26  Funding Losses; Eurodollar Rate Advances . . . . . . . . .  29
    Section 2.27  Discretion of Banks as to Manner of Funding  . . . . . . .  29

ARTICLE III

CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    Section 3.1   Conditions of Initial Transaction  . . . . . . . . . . . .  29
    Section 3.2   Conditions Precedent to all Loans and Letters
                  of Credit  . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE IV

REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . .  32
    Section 4.1   Organization, Standing, Etc. . . . . . . . . . . . . . . .  32
    Section 4.2   Authorization and Validity . . . . . . . . . . . . . . . .  33
    Section 4.3   No Conflict; No Default  . . . . . . . . . . . . . . . . .  33
    Section 4.4   Government Consent . . . . . . . . . . . . . . . . . . . .  34
    Section 4.5   Financial Statements and Condition . . . . . . . . . . . .  34
    Section 4.6   Litigation . . . . . . . . . . . . . . . . . . . . . . . .  35
    Section 4.7   Environmental, Health and Safety Laws  . . . . . . . . . .  35
    Section 4.8   ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    Section 4.9   Federal Reserve Regulations  . . . . . . . . . . . . . . .  35
    Section 4.10  Title to Property; Leases; Liens; Subordination  . . . . .  36
    Section 4.11  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    Section 4.12  Trademarks, Patents  . . . . . . . . . . . . . . . . . . .  36
    Section 4.13  Burdensome Restrictions  . . . . . . . . . . . . . . . . .  36
    Section 4.14  Force Majeure  . . . . . . . . . . . . . . . . . . . . . .  37
    Section 4.15  Investment Company Act . . . . . . . . . . . . . . . . . .  37
    Section 4.16  Public Utility Holding Company Act . . . . . . . . . . . .  37
    Section 4.17  Retirement Benefits  . . . . . . . . . . . . . . . . . . .  37
    Section 4.18  Full Disclosure  . . . . . . . . . . . . . . . . . . . . .  37
    Section 4.19  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE V

AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    Section 5.1   Financial Statements and Reports . . . . . . . . . . . . .  38
    Section 5.2   Corporate or Partnership Existence . . . . . . . . . . . .  40
    Section 5.3   Insurance  . . . . . . . . . . . . . . . . . . . . . . . .  40
    Section 5.4   Payment of Taxes and Claims  . . . . . . . . . . . . . . .  40
    Section 5.5   Inspection . . . . . . . . . . . . . . . . . . . . . . . .  40
    Section 5.6   Maintenance of Properties  . . . . . . . . . . . . . . . .  41
    Section 5.7   Books and Records  . . . . . . . . . . . . . . . . . . . .  41
    Section 5.8   Compliance . . . . . . . . . . . . . . . . . . . . . . . .  41
    Section 5.9   Notice of Litigation . . . . . . . . . . . . . . . . . . .  41
    Section 5.10  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    Section 5.11  Environmental Matters; Reporting . . . . . . . . . . . . .  42

ARTICLE VI

NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    Section 6.1   Merger . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    Section 6.2   Sale of Assets . . . . . . . . . . . . . . . . . . . . . .  43
    Section 6.3   Plans  . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    Section 6.4   [INTENTIONALLY OMITTED.] . . . . . . . . . . . . . . . . .  44
    Section 6.5   Subsidiaries; Acquisitions . . . . . . . . . . . . . . . .  44
    Section 6.6   Negative Pledges; Subsidiary Restrictions  . . . . . . . .  45
    Section 6.7   Restricted Payments  . . . . . . . . . . . . . . . . . . .  45
    Section 6.9   Investments  . . . . . . . . . . . . . . . . . . . . . . .  46
    Section 6.10  Indebtedness . . . . . . . . . . . . . . . . . . . . . . .  47
    Section 6.11  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    Section 6.12  Contingent Liabilities . . . . . . . . . . . . . . . . . .  49
    Section 6.13  Tangible Net Worth . . . . . . . . . . . . . . . . . . . .  49
    Section 6.14  Cash Flow Coverage Ratio . . . . . . . . . . . . . . . . .  49
    Section 6.15  Interest Coverage Ratio  . . . . . . . . . . . . . . . . .  50
    Section 6.16  Loan Proceeds  . . . . . . . . . . . . . . . . . . . . . .  50
    Section 6.17  Transactions with Affiliates . . . . . . . . . . . . . . .  50
    Section 6.18  Accounting Changes . . . . . . . . . . . . . . . . . . . . .50

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . .  50
    Section 7.1   Events of Default  . . . . . . . . . . . . . . . . . . . .  50
    Section 7.2   Remedies . . . . . . . . . . . . . . . . . . . . . . . . .  53
    Section 7.3   Offset . . . . . . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE VIII

THE ADMINISTRATIVE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . .  54
    Section 8.1   Appointment and Authorization  . . . . . . . . . . . . . .  54
    Section 8.2    Note Holders  . . . . . . . . . . . . . . . . . . . . . .  54
    Section 8.3   Consultation With Counsel  . . . . . . . . . . . . . . . .  55
    Section 8.4   Loan Documents . . . . . . . . . . . . . . . . . . . . . .  55
    Section 8.5   First Bank and Affiliates  . . . . . . . . . . . . . . . .  55
    Section 8.6   Action by Administrative Agent . . . . . . . . . . . . . .  55
    Section 8.7   Credit Analysis  . . . . . . . . . . . . . . . . . . . . .  55
    Section 8.8   Notices of Event of Default, Etc.  . . . . . . . . . . . .  56
    Section 8.9   Indemnification  . . . . . . . . . . . . . . . . . . . . .  56
    Section 8.10  Payments and Collections . . . . . . . . . . . . . . . . .  56
    Section 8.11  Sharing of Payments  . . . . . . . . . . . . . . . . . . .  57
    Section 8.12  Advice to Banks  . . . . . . . . . . . . . . . . . . . . .  57
    Section 8.13  Resignation  . . . . . . . . . . . . . . . . . . . . . . .  57

ARTICLE IX

MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    Section 9.1   Modifications  . . . . . . . . . . . . . . . . . . . . . .  57
    Section 9.2   Expenses . . . . . . . . . . . . . . . . . . . . . . . . .  58
    Section 9.3   Waivers, etc.  . . . . . . . . . . . . . . . . . . . . . .  59
    Section 9.4   Notices  . . . . . . . . . . . . . . . . . . . . . . . . .  59
    Section 9.5   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .  59
    Section 9.6   Successors and Assigns; Participations; Foreign and
                  Purchasing Banks . . . . . . . . . . . . . . . . . . . . .  60
    Section 9.7   Confidentiality of Information . . . . . . . . . . . . . .  64
    Section 9.8   Governing Law and Construction . . . . . . . . . . . . . .  64
    Section 9.9   Consent to Jurisdiction  . . . . . . . . . . . . . . . . .  65
    Section 9.10  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . .  65
    Section 9.11  Survival of Agreement  . . . . . . . . . . . . . . . . . .  65
    Section 9.12  Indemnification  . . . . . . . . . . . . . . . . . . . . .  66
    Section 9.13  Captions . . . . . . . . . . . . . . . . . . . . . . . . .  66
    Section 9.14  Entire Agreement . . . . . . . . . . . . . . . . . . . . .  67
    Section 9.15  Counterparts . . . . . . . . . . . . . . . . . . . . . . .  67
    Section 9.16  Borrower Acknowledgements  . . . . . . . . . . . . . . . .  67

LIST OF EXHIBITS

EXHIBIT 1.1-1     FORM OF GUARANTY

EXHIBIT 1.1-2     FORM OF REVOLVING NOTE

EXHIBIT 1.1-3     FINANCING CONTRACT

EXHIBIT 3.1(a)    FORM OF CLOSING LEVERAGE CERTIFICATE

EXHIBIT 3.1(b) MATTERS TO BE COVERED BY OPINION OF COUNSEL TO THE BORROWER AND ITS SUBSIDIARIES

EXHIBIT 4.6       LITIGATION

EXHIBIT 4.12      TRADEMARK DISPUTES

EXHIBIT 4.19      SUBSIDIARIES

EXHIBIT 5.1(d)    FORM OF COMPLIANCE CERTIFICATE

EXHIBIT 6.9       EXISTING MATERIAL INVESTMENTS

EXHIBIT 6.10      EXISTING INDEBTEDNESS

EXHIBIT 6.11      EXISTING LIENS

EXHIBIT 6.12      CONTINGENT OBLIGATIONS

EXHIBIT 9.6       FORM OF ASSIGNMENT AGREEMENT

                                CREDIT AGREEMENT


          THIS CREDIT AGREEMENT, dated as of May 8, 1995, is by and between POLARIS INDUSTRIES INC., a Minnesota corporation (the "Borrower"), the banks which are signatories hereto (individually, a "Bank" and, collectively, the "Banks") and FIRST BANK NATIONAL ASSOCIATION, a national banking association, one of the Banks, as administrative agent for the Banks (in such capacity, the "Administrative Agent").

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS


          Section 1.1 DEFINED TERMS. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

          "ACQUISITION":  As defined in Section 6.5.

          "ADDITIONAL GUARANTORS": Collectively, each Subsidiary other than (i) the Canadian Subsidiary and (ii) the Initial Guarantors.

          "ADJUSTED EURODOLLAR RATE": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage.

          "ADMINISTRATIVE AGENT":  As defined in the opening paragraph hereof.

          "ADVANCE": Any portion of the outstanding Revolving Loans by a Bank. An Advance may be a Eurodollar Rate Advance or a Reference Rate Advance.

          "AFFILIATE": When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, five percent or more of the equity interest), (c) each Person, five percent or more of the voting stock (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person's officers, directors, joint venturers and partners. The term control (including the terms "controlled by" and "under common control with") means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

          "AGGREGATE REVOLVING COMMITMENT AMOUNTS": As of any date, the sum of the Revolving Commitment Amounts of all the Banks.

          "APPLICABLE FEE PERCENTAGE": Subject to the last two sentences of this definition, with respect to the period beginning on the day the financial statements required by Section 5.1(c) with respect to a fiscal quarter are delivered and ending on the earlier of the date the next such financial statements are actually, or are required to be, delivered, shall mean the "Applicable Fee Percentage" specified in the table below for the Daily Average Cash Flow Coverage Ratio calculated as of the end of the fiscal quarter to end most recently prior to the date of determination, for the period of four fiscal quarters ending on such quarter end:

                Daily Average                   Applicable
          Cash Flow Coverage Ratio            Fee Percentage
          ------------------------            --------------
          Greater than 2.0 to 1.0                 0.25%
          Greater than 1.0 to 1.0, but            0.185%
               less than or equal to
               2.0 to 1.0
          Less than or equal to 1.0               0.125%
               to 1.0

For the period beginning on the Closing Date and ending on the earlier of the date the financial statements with respect to the Borrower's second fiscal quarter of 1995 are actually, or are required to be, delivered, the Applicable Fee Percentage shall be set by reference to the ratio shown on the certificate delivered by the Borrower pursuant to Section 3.1(a)(xv). For any period beginning on a day the financial statements required by Section 5.1(c) with respect to a fiscal quarter are required to be but are not delivered and ending on the date such financial statements are delivered, the Applicable Fee Percentage shall be 0.25%.

          "APPLICABLE LENDING OFFICE": For each Bank and for each type of Advance, the office of such Bank identified pursuant to Section 9.4 or such other domestic or foreign office of such Bank (or of an Affiliate of such Bank) as such Bank may specify from time to time to the Administrative Agent and the Borrower as the office by which its Advances of such type are to be made and maintained.

          "APPLICABLE MARGIN": Subject to the last two sentences of this definition, with respect to the period beginning on the day the financial statements required by Section 5.1(c) with respect to a fiscal quarter are delivered and ending on the earlier of the date the next such financial statements are actually, or are required to be, delivered, shall mean, with respect to Eurodollar Rate Advances, the "Applicable Margin" specified in the table below for the Daily Average Cash Flow Coverage Ratio calculated as of the end of the fiscal quarter to end most recently prior to the date of determination, for the period of four fiscal quarters ending on such quarter end:

                  Daily Average                 Applicable
          Cash Flow Coverage Ratio                Margin
          ------------------------              ----------
          Greater than 2.0 to 1.0                 1.0%
          Greater than 1.0 to 1.0, but            0.50%
               less than or equal to
               2.0 to 1.0
          Greater than 0.55 to 1.0, but           0.35%
               less than or equal to
               1.0 to 1.0
          Less than or equal to 0.55              0.25%
               to 1.0

For the period beginning on the Closing Date and ending on the earlier of the date the financial statements with respect to the Borrower's second fiscal quarter of 1995 are actually, or are required to be, delivered, the Applicable Margin shall be set by reference to the ratio shown on the certificate delivered by the Borrower pursuant to Section 3.1(a)(xv). For any period beginning on a day the financial statements required by Section 5.1(c) with respect to a fiscal quarter are required to be but are not delivered and ending on the date such financial statements are delivered, the Applicable Margin shall be 1.0%.

          "ASSIGNMENT AGREEMENT":  As defined in Section 9.6(c).

          "BANK":  As defined in the opening paragraph hereof.

          "BOARD": The Board of Governors of the Federal Reserve System or any successor thereto.

          "BORROWER":  As defined in the opening paragraph hereof.

          "BORROWER LOAN DOCUMENTS":  This Agreement and the Revolving Notes.

          "BUSINESS DAY": Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota or the state of New York) on which national banks are permitted to be open in Minneapolis, Minnesota and New York, New York.

          "CANADIAN SUBSIDIARY": Polaris Industries Ltd., a Manitoba corporation.

          "CAPITALIZED LEASE": A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

          "CAPITALIZED LEASE OBLIGATIONS": As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No.
13).

          "CASH FLOW COVERAGE RATIO": For any period of determination, the ratio of (a) the sum of the aggregate principal amount outstanding of all Capitalized Lease Obligations of the Borrower and the Subsidiaries, on a consolidated basis, and Total Indebtedness determined as of the last day of that period in accordance with GAAP, to (b) EBITDA determined for said period in accordance with GAAP.

          "CHANGE OF CONTROL": The occurrence, after the Closing Date, of any of the following circumstances: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 25% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; or (b) during any period of up to twelve consecutive months, whether commencing before or after the Closing Date, individuals who at the beginning of such twelve-month period were directors of the Borrower ceasing for any reason to constitute a majority of the Board of Directors of the Borrower (other than by reason of death, disability or scheduled retirement); or (c) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, control over securities of the Borrower (or other securities convertible into such securities) representing 25% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors.

          "CLOSING DATE":  May 8, 1995.

          "CO-LEAD MANAGER": Any Bank whose Revolving Commitment Amount equals or exceeds $40,000,000.

          "CODE":  The Internal Revenue Code of 1986, as amended.

          "CONTINGENT OBLIGATION": With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term "Contingent Obligation" shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

          "DAILY AVERAGE CASH FLOW COVERAGE RATIO": For any period of determination, the ratio of (a) the sum of the aggregate principal amount outstanding of all Capitalized Lease Obligations of the Borrower and the Subsidiaries, on a consolidated basis, and Total Indebtedness on each day of the period, divided by the number of days in the period, to (b) EBITDA determined for said period in accordance with GAAP.

          "DEFAULT": Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

          "EBIT": For any period of determination, the consolidated net income of the Borrower before deductions for income taxes and Interest Expense, but after deductions for depreciation and amortization, all as determined in accordance with GAAP.

          "EBITDA": For any period of determination, the consolidated net income of the Borrower before deductions for income taxes, Interest Expense, depreciation and amortization, all as determined in accordance with GAAP.

          "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE": Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

          "EURODOLLAR BUSINESS DAY": A Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank Eurodollar market and a day on which banks are open for business in New York City.

          "EURODOLLAR RATE": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the interest rate per annum (rounded upward, if necessary, to the next one-sixteenth of one percent) at which United States dollar deposits are offered to the Administrative Agent at 11:00 a.m. London time in the interbank Eurodollar market two Eurodollar Business Days prior to the first day of such Interest Period for delivery in Immediately Available Funds on the first day of such Interest Period and in an amount approximately equal to the Advance by the Administrative Agent to which such Interest Period is to apply as determined by the Administrative Agent and for a maturity comparable to the Interest Period; provided, that in lieu of determining the rate in the foregoing manner, the Administrative Agent may substitute the per annum Eurodollar rate (LIBOR) for United States dollars displayed on the Telerate Systems, Inc. screen, page 3750 (or other applicable page), on the first day of such Interest Period.

          "EURODOLLAR RATE ADVANCE": An Advance with respect to which the interest rate is determined by reference to the Adjusted Eurodollar Rate.

          "EURODOLLAR RESERVE PERCENTAGE": As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Administrative Agent, in respect of "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

          "EVENT OF DEFAULT":  Any event described in Section 7.1.

          "FINANCING CONTRACTS":  The contracts set forth on Exhibit 1.1-3.

          "FIRST BANK": First Bank National Association in its capacity as one of the Banks hereunder.

          "FUJI CONTRACT": That certain Shareholder Agreement dated as of February 3, 1995 between Fuji Heavy Industries, Ltd. and the Borrower, providing for the Borrower's acquisition of 40% of the shares of Robin Manufacturing U.S.A. Inc.

          "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of reporting.

          "GUARANTORS": Collectively, the Additional Guarantors and the Initial Guarantors.

          "GUARANTY":  A guaranty in the form attached hereto as Exhibit 1.1-1.

          "HOLDING ACCOUNT": A deposit account belonging to the Administrative Agent for the benefit of the Banks into which the Borrower may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Administrative Agent and not subject to withdrawal by the Borrower, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon. The Holding Account shall be a money market savings account or substantial equivalent (or other appropriate investment medium as the Borrower may from time to time request and to which the Administrative Agent in its sole discretion shall have consented) and shall bear interest in accordance with the terms of similar accounts held by the Administrative Agent for its customers.

          "IMMEDIATELY AVAILABLE FUNDS": Funds with good value on the day and in the city in which payment is received.

          "INDEBTEDNESS": With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued (other than trade payables), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements,
(i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers' acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, and (k) all Contingent Obligations of such Person; PROVIDED, HOWEVER that "Indebtedness" shall not include Undrawn Documentary LC Exposure (but "Indebtedness" shall include all reimbursement obligations with respect to standby letters of credit and all reimbursement obligations with respect to any draws under any letters of credit that have been paid by the issuing financial institution).

          "INITIAL GUARANTORS": Collectively, EIP Capital Corporation, EIP Associates L.P., Polaris Industries Partners L.P., Polaris Real Estate Corporation of Iowa, Inc., Polaris Real Estate Corporation and Polaris Industries Export Ltd.

          "INTEREST COVERAGE RATIO": For any period of determination, the ratio of (a) EBIT, to (b) Interest Expense, in each case determined for said period in accordance with GAAP.

          "INTEREST EXPENSE": For any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers' acceptance financings, PROVIDED that if any such commission, discount, fee or charge is paid during such period of determination and would, pursuant to GAAP, be amortized over a period longer than such period of determination, then only the portion of such commission, discount, fee or charge which relates to such period of determination shall be included in Interest Expense, and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

          "INTEREST PERIOD": With respect to each Eurodollar Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; PROVIDED THAT:

               (a) Any Interest Period that would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

               (b) Any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month;

               (c) Any Interest Period that would otherwise end after the Revolving Commitment Ending Date shall end on the Revolving Commitment Ending Date; and

               (d)  No more than 15 Interest Periods may exist at any time.

          "INVESTMENT": The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof (including, without limitation, a Joint Venture). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "JOINT VENTURE": A corporation, partnership, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

          "LETTER OF CREDIT": An irrevocable standby letter of credit issued by the Administrative Agent pursuant to this Agreement for the account of the Borrower.

          "LETTER OF CREDIT FEE":  As defined in Section 2.17.

          "LIEN": With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

          "LOAN DOCUMENTS": This Agreement, the Revolving Notes and the Guaranties.

          "MAJORITY BANKS": At any time, Banks holding at least 66-2/3% of the aggregate unpaid principal amount of the Revolving Notes or, if no Revolving Loans are at the time outstanding hereunder, Banks holding at least 66-2/3% of the Aggregate Revolving Commitment Amounts.

          "MULTIEMPLOYER PLAN": A multiemployer plan, as such term is defined in Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of the Borrower or any ERISA Affiliate.

          "OBLIGATIONS": The Borrower's obligations in respect of the due and punctual payment of principal and interest on the Revolving Notes and Unpaid Drawings when and as due, whether by acceleration or otherwise and all fees (including Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Borrower Loan Document, in all cases whether now existing or hereafter arising or incurred.

          "PARTICIPANT":  As defined in Section 9.6(b).

          "PARTNERSHIP GUARANTORS": Collectively, EIP Associates L.P. and Polaris Industries Partners L.P.

          "PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

          "PERSON": Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

          "PLAN":   Each employee benefit plan (whether in existence on the
Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate.

          "PRIOR FIRST BANK AGREEMENT": that certain Credit Agreement dated as of March 31, 1992, as amended by that certain First Amendment to Credit Agreement dated as of November 16, 1992, that certain Second Amendment to Credit Agreement dated as of March 31, 1993, and that certain Third Amendment to Credit Agreement dated as of March 31, 1994, each between Polaris Industries L.P. and First Bank, and as further amended by that certain Fourth Amendment to

Credit Agreement dated as of December 21, 1994, among Polaris Industries L.P., Polaris Industries Partners L.P. and First Bank, that certain Fifth Amendment to Credit Agreement dated as of March 28, 1995 between Polaris Industries Partners L.P. and First Bank, and that certain Sixth Amendment to Credit Agreement dated as of April 28, 1995 between Polaris Industries Partners L.P. and First Bank.

          "PROHIBITED TRANSACTION": The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

          "REFERENCE RATE": The rate of interest from time to time publicly announced by the Administrative Agent as its "reference rate." The Administrative Agent may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Reference Rate, such interest rate shall change as and when the Reference Rate shall change.

          "REFERENCE RATE ADVANCE": An Advance with respect to which the interest rate is determined by reference to the Reference Rate.

          "REGULATORY CHANGE": Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "REPORTABLE EVENT": A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, PROVIDED that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with
Section 412(d) of the Code.

          "RESTRICTED PAYMENTS": With respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments on any class of equity securities (including warrants, options or rights therefor) issued by that Person, whether such securities are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly.

          "REVOLVING COMMITMENT": With respect to a Bank, the agreement of such Bank to make Revolving Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed such Bank's Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

          "REVOLVING COMMITMENT AMOUNT": With respect to a Bank, initially the amount set opposite such Bank's name on the signature page hereof as its Revolving Commitment Amount, or as specified in the most recent Assignment Agreement to which such Bank is a party, but as the same may be from time to time reduced pursuant to Section 2.14.

          "REVOLVING COMMITMENT ENDING DATE":  As defined in Section 2.20.

          "REVOLVING COMMITMENT FEES":  As defined in Section 2.16.

          "REVOLVING LOAN":  As defined in Section 2.1.

          "REVOLVING LOAN DATE": The date of the making of any Revolving Loans hereunder.

          "REVOLVING NOTE":  A promissory note of the Borrower in the form of
Exhibit 1.1-2 hereto.

          "REVOLVING PERCENTAGE": With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the Revolving Commitment Amount of such Bank and the denominator of which is the Aggregate Revolving Commitment Amounts.

          "SUBORDINATED DEBT": Any Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that Majority Banks have approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of the Borrower existing on the date of this Agreement, that Majority Banks have approved as Subordinated Debt in a writing delivered by Majority Banks to the Borrower on or prior to the Closing Date.

          "SUBSIDIARY":  Any corporation, partnership or other entity of which:
(a) securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower, either directly or through one or more Subsidiaries; and/or (b) a majority of the capital, profit or partnership interests are owned by the Borrower, either directly or through one or more Subsidiaries; specifically including but not limited to the Initial Guarantors.

          "TANGIBLE NET WORTH": As of any date of determination, the sum of the amounts set forth on the consolidated balance sheet of the Borrower as the sum of the common stock, preferred stock, additional paid-in capital, retained earnings of the Borrower and compensation payable in common stock less the book value of all assets of the Borrower and its Subsidiaries that would be treated as intangibles under GAAP (other than the deferred tax asset recorded by the Borrower in connection with the consummation of the transactions described in that certain Agreement and Plan of Merger dated as of September 29, 1994, by and among the Borrower, Polaris Industries Partners L.P. and certain other Persons, which deferred tax asset SHALL be included in Tangible Net Worth), including all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and expenses and the excess of the purchase price of the assets of any business acquired by the Borrower or any of its Subsidiaries over the book value of such assets.

          "TERMINATION DATE": The earliest of (a) the Revolving Commitment Ending Date, (b) the date on which the Revolving Commitments are terminated pursuant to Section 7.2 hereof or (c) the date on which the Revolving Commitment Amounts are reduced to zero pursuant to Section 2.14 hereof.

          "TOTAL INDEBTEDNESS": At the time of any determination, the amount, on a consolidated basis, of all interest bearing obligations, liabilities and indebtedness (other than trade payables) of the Borrower and its Subsidiaries as determined in accordance with GAAP.

          "TOTAL REVOLVING OUTSTANDINGS": As of any date of determination, the sum of (a) the aggregate unpaid principal balance of Advances outstanding on such date, (b) the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date and (c) the aggregate amount of Unpaid Drawings on such date.

          "UNDRAWN DOCUMENTARY LC EXPOSURE": means reimbursement obligations with respect to the amount available to be drawn (but not with respect to amounts already drawn) under letters of credit issued to provide for, or to ensure, the payment of the purchase price of goods acquired by the Borrower or a Subsidiary.

          "UNPAID DRAWING":  As defined in Section 2.11.

          Section 1.2 ACCOUNTING TERMS AND CALCULATIONS. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and Majority Banks agree in writing on an adjustment to such computation or determination to account for such change in GAAP. Calculations of Cash Flow Coverage Ratio, Daily Average Cash Flow Coverage Ratio, EBIT, EBITDA, Interest Coverage Ratio, Interest Expense and other financial ratios for any period of determination including any part of 1994 shall be made on a pro forma basis, assuming that the acquisition of Polaris Industries Partners L.P. by the Borrower occurred on January 1, 1994.

          Section 1.3 COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding".

          Section 1.4 OTHER DEFINITIONAL TERMS. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or".

                                   ARTICLE II

                         TERMS OF THE CREDIT FACILITIES

                           PART A -- TERMS OF LENDING

          Section 2.1 THE REVOLVING COMMITMENTS. On the terms and subject to the conditions hereof, each Bank severally agrees to make loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Revolving Loan will be made in any amount which, after giving effect thereto, would cause the Total Revolving Outstandings to exceed the Aggregate Revolving Commitment Amounts. Revolving Loans hereunder shall be made by the several Banks ratably in the proportion of their respective Revolving Commitment Amounts. Revolving Loans may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as Reference Rate Advances or Eurodollar Rate Advances or any combination thereof.

          Section 2.2 PROCEDURE FOR REVOLVING LOANS. Any request by the Borrower for Revolving Loans hereunder shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Administrative Agent not later than noon (Minneapolis time) three Eurodollar Business Days prior to the requested Revolving Loan Date if the Revolving Loans are requested as Eurodollar Rate Advances and not later than noon (Minneapolis time) on the requested Revolving Loan Date if the Revolving Loans are requested as Reference Rate Advances. Each request for Revolving Loans hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loans the applicable conditions specified in Article III have been and will be satisfied. Each request for Revolving Loans hereunder shall specify (i) the requested Revolving Loan Date, (ii) the aggregate amount of Revolving Loans to be made on such date which shall be in a minimum amount of $500,000 or, if more, an integral multiple thereof, (iii) whether such Revolving Loans are to be funded as Reference Rate Advances or Eurodollar Rate Advances, and (iv) in the case of Eurodollar Rate Advances, the duration of the initial Interest Period applicable thereto. If such a request does not specify which interest option shall apply, the Revolving Loans shall be funded as Reference Rate Advances. Without in any way limiting the Borrower's obligation to confirm in writing any telephone request for Revolving Loans hereunder, the Administrative Agent may rely on any such request which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of such telephone request. The Administrative Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank's ratable share of the requested Revolving Loans. On the date of the requested Revolving Loans, each Bank shall provide its share of the requested Revolving Loans to the Administrative Agent in Immediately Available Funds not later than 2:00 p.m., Minneapolis time. Unless the Administrative Agent determines that any applicable condition specified in
Article III has not been satisfied, the Administrative Agent will make available to the Borrower at the Administrative Agent's principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 5:00 p.m. (Minneapolis time) on the requested Revolving Loan Date the amount of the requested Revolving Loans which the Banks have provided to it; PROVIDED, HOWEVER, that if any Bank has not provided its share of the requested Revolving Loans to the Administrative Agent, the Administrative Agent may, but is not required to, make available such amount to the Borrower as provided above; PROVIDED, FURTHER, HOWEVER, that the Administrative Agent shall not make any Revolving Loan on behalf of a Bank if the Administrative Agent has received prior notice from such Bank that it will not make such Revolving Loan. If the Administrative Agent has made a Revolving Loan to the Borrower on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Administrative Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Revolving Loan to the date funds are received by the Administrative Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan. If the Administrative Agent does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Administrative Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate then applicable to the such Revolving Loan, on demand, from the Borrower, without prejudice to the Administrative Agent's and the Borrower's rights against such Bank. If such Bank pays the Administrative Agent the amount herein required with interest at the overnight Federal Funds rate before the Administrative Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to the Revolving Loan in question accruing from the date the Administrative Agent made such Revolving Loan.

          Section 2.3 REVOLVING NOTES. The Advances of each Bank shall be evidenced by a single Revolving Note payable to the order of such Bank in a principal amount equal to such Bank's Revolving Commitment Amount originally in effect. Upon receipt of each Bank's Revolving Note from the Borrower, the Administrative Agent shall mail such Revolving Note to such Bank. Each Bank shall enter in its ledgers and records the amount of each Revolving Loan, the various Advances made, converted or continued and the payments made thereon, and each Bank is authorized by the Borrower to enter on a schedule attached to its Revolving Note a record of such Revolving Loans, Advances and payments; provided, however that the failure by any Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Revolving Notes, and, in all events, the principal amounts owing by the Borrower in respect of the Revolving Notes shall be the aggregate amount of all Revolving Loans made by the Banks less all payments of principal thereof made by the Borrower.

          Section 2.4 CONVERSIONS AND CONTINUATIONS. On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Advances into Reference Rate Advances or Eurodollar Rate Advances, or to continue a Eurodollar Rate Advance as such; PROVIDED, HOWEVER that a Eurodollar Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto and no Advance may be converted to or continued as a Eurodollar Rate Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances may be converted to, or continued as, Eurodollar Rate Advances only in integral multiples, as to the aggregate amount of the Advances of all Banks so converted or continued, of $500,000. The Borrower shall give the Administrative Agent written notice of any continuation or conversion of any Advances and such notice must be given so as to be received by the Administrative Agent not later than noon (Minneapolis time) three Eurodollar

Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, Eurodollar Rate Advances and on the date of the requested conversion to Reference Rate Advances. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of Eurodollar Rate Advances, and (ii) a Eurodollar Business Day in the case of continuations as or conversions to Eurodollar Rate Advances and a Business Day in the case of conversions to Reference Rate Advances), and (c) in the case of conversions to or continuations as Eurodollar Rate Advances, the Interest Period applicable thereto. Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Administrative Agent of the continuation of any Eurodollar Rate Advances within the time required by this Section, such Advances shall, on the last day of the Interest Period applicable thereto, automatically be converted into Reference Rate Advances of the same principal amount. Subject to Section 2.22 and 2.24, all conversions and continuation of Advances must be made uniformly and ratably among the Banks. (E.g., when continuing a two-month Eurodollar Rate Advance of one Bank to a three-month Eurodollar Rate Advance, the Borrower must simultaneously continue all two-month Eurodollar Rate Advances of all Banks having Interest Periods ending on the date of continuation as three-month Eurodollar Rate Advances.)

          Section 2.5 INTEREST RATES, INTEREST PAYMENTS AND DEFAULT INTEREST. Interest shall accrue and be payable on the Advances on the Revolving Loans as follows:

               2.5(a) Each Eurodollar Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Adjusted Eurodollar Rate for such Interest Period, plus (ii) the Applicable Margin as of the first day in that Interest Period.

               2.5(b) Until due, each Reference Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate equal to the Reference Rate.

               2.5(c) Any Advance not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full (i) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (ii) otherwise, at a rate per annum equal to the sum of (1) the Reference Rate, plus (2) 2.0%.

               2.5(d) Interest shall be payable (i) with respect to each Eurodollar Rate Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (ii) with respect to any Eurodollar Rate Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (iii) with respect to any Reference Rate Advance, on the last day of each fiscal quarter; (iv) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (E) with respect to all Advances, on the Termination Date; provided that interest under Section 2.5 (c) shall be payable on demand.

          Section 2.6 REPAYMENT. The unpaid principal amount of all Advances, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

          Section 2.7  OPTIONAL PREPAYMENTS.   The Borrower may prepay Reference
Rate Advances, in whole or in part, at any time, without premium or penalty. Except upon an acceleration following an Event of Default or upon termination of the Revolving Commitments in whole, the Borrower may pay Eurodollar Rate Advances only on the last day of the Interest Period applicable thereto. Each partial prepayment shall be in an aggregate amount for all the Banks of $500,000 or an integral multiple thereof. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitments in whole) or prepaid on Advances under this Section 2.7 may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts paid or prepaid on the Advances under this Section 2.7 shall be for the account of each Bank in proportion to its share of outstanding Revolving Loans.

                PART B -- TERMS OF THE LETTER OF CREDIT FACILITY

          Section 2.8 LETTERS OF CREDIT. Upon the terms and subject to the conditions of this Agreement, the Administrative Agent agrees to issue Letters of Credit for the account of the Borrower from time to time between the Closing Date and the Termination Date in such amounts as the Borrower shall request up to an aggregate amount at any time outstanding not exceeding the Aggregate Revolving Commitment Amounts; provided that no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause Total Revolving Outstandings to exceed the Aggregate Revolving Commitment Amounts.

          Section 2.9 PROCEDURES FOR LETTERS OF CREDIT. Each request for a Letter of Credit shall be made by the Borrower in writing, by telex, facsimile transmission or electronic conveyance received by the Administrative Agent by 2:00 p.m.,

Minneapolis time, on a Business Day which is not less than one Business Day preceding the requested date of issuance (which shall also be a Business Day). Each request for a Letter of Credit shall be deemed a representation by the Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article III have been and will be satisfied. The Administrative Agent may require that such request be made on such letter of credit application and reimbursement agreement form as the Administrative Agent may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officials of the Borrower making such request. The Administrative Agent shall promptly notify the other Banks of the receipt of the request and the matters specified therein. On the date of each issuance of a Letter of Credit the Administrative Agent shall send notice to the other Banks of such issuance, accompanied by a copy of the Letter or Letters of Credit so issued.

          Section 2.10 TERMS OF LETTERS OF CREDIT. Letters of Credit shall be issued in support of obligations of the Borrower other than the import of goods, for the Borrower's general business purposes in a manner not in conflict with any of the Borrower's covenants in this Agreement. All Letters of Credit must expire not later than the Business Day preceding the Revolving Commitment Ending Date. No Letter of Credit may have a term longer than twelve months.

          Section 2.11 AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS. If the Administrative Agent has received documents purporting to draw under a Letter of Credit that the Administrative Agent believes conform to the requirements of that Letter of Credit, or if the Administrative Agent has decided that it will comply with the Borrower's written or oral request or authorization to pay a drawing on any Letter of Credit that the Administrative Agent does not believe conforms to the requirements of the Letter of Credit, the Administrative Agent will notify the Borrower of that fact. If the Borrower requests or authorizes the Administrative Agent to pay a drawing that does not conform to the requirements of that Letter of Credit, or waives discrepancies contained in the documentation submitted in connection with such drawing (whether such request, authorization or waiver is by telephone or in writing), the Borrower shall be obligated to reimburse the Administrative Agent to the same extent as if the documents presented in connection with that drawing conformed in all respects to the requirements of the Letter of Credit. Telephone authorization for payment against discrepant documents is final and need not be confirmed in writing. The Borrower shall reimburse the Administrative Agent by 9:30 a.m. (Minneapolis time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. Any amount by which the Borrower has failed to reimburse the Administrative Agent for the full amount of such drawing by 10:00 a.m. on the date on which the Administrative Agent in its notice indicated that it would pay such drawing, until reimbursed from the proceeds of Revolving

Loans pursuant to Section 2.15 or out of funds available in the Holding Account, is an "Unpaid Drawing."

          Section 2.12 OBLIGATIONS ABSOLUTE. The obligation of the Borrower under Section 2.11 to repay the Administrative Agent for any amount drawn on any Letter of Credit and to repay the Banks for any Revolving Loans made under
Section 2.15 to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

          (a)  Any lack of validity or enforceability of any Letter of Credit;

          (b) The existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Administrative Agent or any Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

          (c) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the Administrative Agent nor any Bank nor officers, directors or employees of any thereof shall be liable or responsible for, and the obligations of the Borrower to the Administrative Agent and the Banks shall not be impaired by:

          (i) The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

          (ii) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

          (iii) The acceptance by the Administrative Agent of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

          (iv) Any other action of the Administrative Agent in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.

Notwithstanding the foregoing, the Borrower shall have a claim against the Administrative Agent, and the Administrative Agent shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Administrative Agent's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.

          Section 2.13 INCREASED COST FOR LETTERS OF CREDIT. If any Regulatory Change shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Administrative Agent or any Bank's obligations to make Advances to cover Letters of Credit, or (b) shall impose on any Bank any other conditions affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to the Administrative Agent or any Bank of issuing or maintaining any Letter of Credit or such Bank's obligations to make Advances to cover Unpaid Drawings, or reduce the amount of any sum received or receivable by the Administrative Agent or any Bank hereunder, then, upon demand (which demand shall be given by a Bank affected by such increased cost or reduction promptly after it determines such increased cost or reduction) to the Borrower by such Bank, the Borrower shall pay to such Bank the additional amount or amounts as will compensate such Bank for such increased cost or reduction. A certificate submitted to the Borrower by such Bank setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Bank as aforesaid shall be conclusive and binding on the Borrower absent error.

                               PART C  --  GENERAL

          Section 2.14 OPTIONAL REDUCTION OF REVOLVING COMMITMENT AMOUNTS OR TERMINATION OF REVOLVING COMMITMENTS.

          (a) The Borrower may, at any time, upon not less than ten Business Days prior written notice to the Administrative Agent, reduce the Revolving Commitment Amounts, ratably (except as provided in Section 2.14(b)), with any such reduction in a minimum aggregate amount for all the Banks of $5,000,000, or, if more, in an integral multiple of $1,000,000; PROVIDED, HOWEVER, that the Borrower may not at any time reduce the Aggregate Revolving Commitment Amounts below the Total Revolving Outstandings.

     The Borrower may, at any time when there are no Letters of Credit outstanding, upon not less than ten Business Days prior written notice to the Administrative Agent, terminate the Revolving Commitments in their entirety. Upon termination of the Revolving Commitments pursuant to this Section, the Borrower shall pay to the Administrative Agent for the account of the Banks the full amount of all outstanding Advances, all accrued and unpaid interest thereon, all unpaid Commitment Fees accrued to the date of such termination, any indemnities payable with respect to Advances pursuant to Section 2.26 (a) and all other unpaid obligations of the Borrower to the Administrative Agent and the Banks hereunder.

          (b) If any Bank (or with respect to clauses (ii) and (iii), any Participant of such Bank pursuant to Section 9.6(b)) shall (i) fail to make a Revolving Loan when required pursuant to Section 2.2 (unless the Administrative Agent shall have made such Revolving Loan and such Bank shall have paid the Administrative Agent the principal amount of such Revolving Loan together with interest thereon, all as provided in Section 2.2), or (ii) suspend its obligation to make Eurodollar Rate Advances pursuant to Section 2.22 or 2.24 hereof, or (iii) request compensation from the Borrower pursuant to Section 2.23, 2.25 or 9.5, then the Borrower, within 30 Business Days of such failure, suspension or request, may either

          (A) replace such Bank (a "replaced Bank") with such other bank or financial institution acceptable to the Administrative Agent (in its reasonable discretion) as may be selected by the Borrower (a "successor Bank"), effective upon: (i) payment by the successor Bank to the Administrative Agent for the account of the replaced Bank of the full amount of all outstanding Advances made by the replaced Bank, all accrued and unpaid interest thereon, all unpaid Commitment Fees accrued to the date of such transfer with respect thereto, any indemnities payable with respect to such Advances pursuant to Section 2.26(a) and all other unpaid obligations of the Borrower to the replaced Bank hereunder, including, without limitation, all obligations to the replaced Bank arising under Sections 2.23, 2.25 and
          9.5 (all to the extent that such obligations would be payable if this Agreement were terminated on the date such replaced Bank is replaced), and (ii) the successor Bank's execution of an Assignment Agreement with respect to the replaced Bank's entire Revolving Commitment (which the replaced Bank shall be obligated to execute, but which shall be deemed effective upon the payment described in clause (i), even if the replaced Bank refuses to execute it, unless the replaced Bank claims that the payment described in clause (i) did not satisfy the Borrower's obligations to the replaced Bank under this Agreement, in which case the Assignment Agreement shall not be deemed effective until and unless the Borrower pays the disputed amount [but such payment may be made under protest or with reservation of rights]), whereupon the Revolving Commitment and Revolving Note of the replaced Bank shall be deemed transferred to the successor Bank; or

          (B) with the prior written consent of all other Banks, terminate the Revolving Commitment of such Bank, PROVIDED that upon such termination the Borrower shall pay to the Administrative Agent for the account of such terminated Bank the full amount of all outstanding Advances made by such Bank, all accrued and unpaid interest thereon, all unpaid Commitment Fees accrued to the date of such termination with respect thereto, any indemnities payable with respect to such Advances pursuant to Section 2.26(a) and all other unpaid obligations of the Borrower to such terminated Bank hereunder, including, without limitation, all obligations to such Bank arising under Sections 2.23,
          2.25 and 9.5 (all to the extent that such obligations would be payable if this Agreement were terminated on the date such terminated Bank's Revolving Commitment is terminated); PROVIDED, HOWEVER, that the Borrower may not terminate such Bank's Commitment if such termination would reduce the Aggregate Revolving Commitment Amounts below the Total Revolving Outstandings.

          Section 2.15 LOANS TO COVER UNPAID DRAWINGS. Whenever any Unpaid Drawing exists for which there are not then funds in the Holding Account to cover the same, the Administrative Agent shall give the other Banks notice to that effect, specifying the amount thereof, in which event each Bank is authorized (and the Borrower does here so authorize each Bank) to, and shall, make a Revolving Loan (as a Reference Rate Advance) to the Borrower in an amount equal to such Bank's Revolving Percentage of the amount of the Unpaid Drawing. The Administrative Agent shall notify each Bank by 11:00 a.m. (Minneapolis time) on the date such Unpaid Drawing occurs of the amount of the Revolving Loan to be made by such Bank. Notices received after such time shall be deemed to have been received on the next Business Day. Each Bank shall then make such Revolving Loan (regardless of noncompliance with the applicable conditions precedent specified in Article III hereof and regardless of whether an Event of Default then exists) and each Bank shall provide the Administrative Agent with the proceeds of such Revolving Loan in Immediately Available Funds, at the office of the Administrative Agent, not later than 2:00 p.m. (Minneapolis time) on the day on which such Bank received such notice (or, in the case of notices received after 11:00 a.m., Minneapolis time, is deemed to have received such notice). The Administrative Agent shall apply the proceeds of such Revolving Loans directly to reimburse itself for such Unpaid Drawing. If any portion of any such amount paid to the Administrative Agent should be recovered by or on behalf of the Borrower from the Administrative Agent in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared between and among the Banks in the manner contemplated by Section 8.10 hereof. If at the time the Banks make funds available to the Administrative Agent pursuant to the provisions of this Section, the applicable conditions precedent specified in Article III shall not have been satisfied, the Borrower shall pay to the Administrative Agent for the account of the Banks interest on the funds so advanced at a floating rate per annum equal to the sum of the Reference Rate plus the Applicable Margin for Reference Rate Advances plus two percent (2.00%). If for any reason the Banks are unable to make Advances to the Borrower to reimburse the Administrative Agent for an Unpaid Drawing, then the other Banks shall immediately purchase from the Administrative Agent risk participations in such Unpaid Drawing, at par, in amounts equal to such Banks' Revolving Percentages of the Unpaid Drawing.

          Section 2.16 REVOLVING COMMITMENT, ADMINISTRATIVE AGENT'S, UPFRONT AND ORIGINATION FEES.

          (a) The Borrower shall pay to the Administrative Agent for the account of each Bank fees (the "Revolving Commitment Fees") in an amount determined by applying a per annum rate equal to the Applicable Fee Percentage to the average daily Revolving Commitment Amount of such Bank for the period from the Closing Date to the Termination Date. Such Revolving Commitment Fees are payable quarterly in arrears on the last day of each calendar quarter and on the Termination Date.

          (b) On the Closing Date and on each anniversary thereof, the Borrower shall pay to the Administrative Agent, for the Administrative Agent's own account, a yearly agent's fee in the amount provided in a side letter dated May 8, 1995 from the Borrower to the Administrative Agent. No Bank (other than the Administrative Agent) shall be entitled to any portion of such fee.

          (c) On the Closing Date, the Borrower shall pay to each Co-Lead Manager, for the Co-Lead Manager's own account, an origination fee in the amount provided in a side letter dated May 8, 1995 from the Borrower to the Co-Lead Managers. No Bank (other than the Co-Lead Managers) shall be entitled to any portion of that origination fee.

          (d) On the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of each Bank, an upfront fee equal to five one hundredths of one percent (0.05%) of that Bank's Revolving Commitment Amount.

          Section 2.17 LETTER OF CREDIT FEES. For each Letter of Credit issued, the Borrower shall pay to the Administrative Agent for the account of the Banks, in advance payable on the date of issuance, a fee (a "Letter of Credit Fee") in an amount determined by applying a per annum rate equal to the Applicable Margin that would be in effect if the Borrower received a Eurodollar Advance on the date the Letter of Credit was issued to the original face amount of the Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit. In addition to the Letter of Credit Fee, the Borrower shall pay to the Administrative Agent for its own account, on demand, all issuance, amendment, drawing and other fees regularly charged by the Administrative Agent to its letter of credit customers and all out-of-pocket expenses incurred by the Administrative Agent in connection with the issuance, amendment, administration or payment of any Letter of Credit. If the face amount of any Letter of Credit is increased, or the expiration date of any Letter of Credit is extended, by any amendment to such Letter of Credit after the original issuance, the Borrower shall pay to the Administrative Agent, for the account of the Banks, an additional Letter of Credit Fee, calculated in a manner consistent with this Section. All Letter of Credit Fees shall be deemed fully earned when paid, and shall be nonrefundable.

          Section 2.18 COMPUTATION. Revolving Commitment Fees and Letter of Credit Fees and interest on Advances shall be computed on the basis of actual days elapsed (or, in the case of Letter of Credit Fees which are paid in advance, actual days to elapse) and a year of 360 days.

          Section 2.19 PAYMENTS. Payments and prepayments of principal of, and interest on, the Revolving Notes and all fees, expenses and other obligations under this Agreement payable to the Administrative Agent or the Banks shall be made without setoff or counterclaim in Immediately Available Funds not later than noon (Minneapolis time) on the dates called for under this Agreement and the Notes to the Administrative Agent at its main office in Minneapolis, Minnesota. Funds received after such time shall be deemed to have been received on the next Business Day. The Administrative Agent will promptly distribute in like funds to each Bank its ratable share of each such payment of principal, interest, Commitment Fees and Letter of Credit Fees received, by the Administrative Agent for the account of the Banks. Whenever any payment to be made hereunder or on the Revolving Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

          Section 2.20 REVOLVING COMMITMENT ENDING DATE AND EXTENSION. The "Revolving Commitment Ending Date" is March 31, 1998; PROVIDED, HOWEVER, that if the Borrower by written notice given to the Administrative Agent at least 90 days but not more than 180 days prior to the Revolving Commitment Ending Date requests in writing an extension of the Revolving Commitment Ending Date for an additional period of time of up to one year and if each Bank, in its sole and absolute discretion consents in writing to such extension not later than 45 days prior to the Revolving Commitment Ending Date, then the Revolving Commitment Ending Date shall be extended for such additional period and shall be the last day of the period for which such extension has been granted; PROVIDED, FURTHER, HOWEVER, that not more than two one-year extensions shall be granted pursuant to this
Section 2.20. The failure of any Bank to consent in writing to an extension by the time provided above shall be deemed a consent by such Bank to have its Revolving Commitment terminated or transferred to a new bank, in each case, as of the Revolving Commitment Termination Date (determined without giving effect to the extension to which such Lender did not timely consent). No Bank shall be under any obligation or commitment to extend the Revolving Commitment Ending Date, and no such obligation or commitment on the part of any Bank should be inferred from the provisions of this Section.

          Section 2.21 USE OF LOAN PROCEEDS. The proceeds of the initial Revolving Loans shall be used first to repay any amounts outstanding under the Prior First Bank Agreement as of the Closing Date. Any remaining balance of the initial Revolving Loans and the proceeds of any subsequent Revolving Loans and shall be used for the Borrower's general business purposes (including capital expenditures, the cost of Acquisitions and Restricted Payments permitted pursuant to Section 6.7(b)) in a manner not in conflict with any of the Borrower's covenants in this Agreement.

          Section 2.22 INTEREST RATE NOT ASCERTAINABLE, ETC. If, on or prior to the date for determining the Adjusted Eurodollar Rate in respect of the Interest Period for any Eurodollar Rate Advance, any Bank determines (which determination shall be conclusive and binding, absent error) that:

          (a) deposits in dollars (in the applicable amount) are not being made available to such Bank in the relevant market for such Interest Period, or

          (b) the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to such Bank of funding or maintaining Eurodollar Rate Advances for such Interest Period,

such Bank shall forthwith give notice to the Borrower and the other Banks of such determination, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Rate Advance shall be suspended until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist (and such Bank shall promptly notify the Borrower and the Administrative Agent if such circumstances cease to exist). While any such suspension continues, all further Advances by such Bank shall be made as Reference Rate Advances. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Eurodollar Rate Advance outstanding at the time such suspension is imposed.

          Section 2.23  INCREASED COST.  If any Regulatory Change:

               (a) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Eurodollar Rate Advances, its Revolving Note or its obligation to make Eurodollar Rate Advances or shall change the basis of taxation of payment to any Bank (or its Applicable Lending Office) of the principal of or interest on its Eurodollar Rate Advances or any other amounts due under this Agreement in respect of its Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal office or Applicable Lending Office is located); or

               (b) shall impose, modify or deem applicable any reserve, special deposit, capital requirement or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Eurodollar Rate Advance any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank's Applicable Lending Office or shall impose on any Bank (or its Applicable Lending Office) or the interbank Eurodollar market any other condition affecting its Eurodollar Rate Advances, its Revolving Note or its obligation to make Eurodollar Rate Advances;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Eurodollar Rate Advance, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Revolving Note, then, within 30 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining such amount, any Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of such Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.

          Section 2.24 ILLEGALITY. If any Regulatory Change shall make it unlawful or impossible for any Bank to make, maintain or fund any Eurodollar Rate Advances, such Bank shall notify the Borrower and the Administrative Agent, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank determines that it may not lawfully continue to maintain any Eurodollar Rate Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Reference Rate Advances as of the date of such Bank's notice, and upon such conversion the Borrower shall indemnify such Bank in accordance with Section 2.26.

          Section 2.25 CAPITAL ADEQUACY. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on any Bank's capital or the capital of its parent corporation (by an amount such Bank deems material) as a consequence of its Revolving Commitment and/or Advances to a level below that which such Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account such Bank's policies and the policies of its parent corporation with respect to capital adequacy), then the Borrower shall, within five days after written notice and demand from such Bank (with a copy to the Administrative Agent), pay to such Bank additional amounts sufficient to compensate such Bank or its parent corporation for such reduction. If any Bank fails to give such notice within 45 days after it obtains knowledge of such a Regulatory Change, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice. Any determination by such Bank under this Section and any certificate as to the amount of such reduction given to the Borrower by such Bank shall be final, conclusive and binding for all purposes, absent error.

          Section 2.26 FUNDING LOSSES; EURODOLLAR RATE ADVANCES. The Borrower shall compensate each Bank, upon its written request, for all losses, expenses and liabilities (including any interest paid by such Bank to lenders of funds borrowed by it to make or carry Eurodollar Rate Advances to the extent not recovered by such Bank in connection with the re-employment of such funds and including loss of anticipated profits) which such Bank may sustain: (i) if for any reason, other than a default by such Bank, a funding of a Eurodollar Rate Advance does not occur on the date specified therefor in the Borrower's request or notice as to such Advance under Section 2.2 or 2.4, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a Eurodollar Rate Advance, or a conversion pursuant to Section 2.24, occurs on any day other than the last day of the Interest Period applicable thereto. A Bank's request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

          Section 2.27 DISCRETION OF BANKS AS TO MANNER OF FUNDING. Each Bank shall be entitled to fund and maintain its funding of Eurodollar Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.26, but excluding determinations that the Administrative Agent may elect to make from the Telerate System, Inc. screen) shall be made as if such Bank had actually funded and maintained each Eurodollar Rate Advances during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

          Section 3.1 CONDITIONS OF INITIAL TRANSACTION. The making of the initial Revolving Loans and the issuance of the initial Letter of Credit shall be subject to the prior or simultaneous fulfillment of the following conditions:

               3.1(a) DOCUMENTS. The Administrative Agent shall have received the following in sufficient counterparts (except for the Revolving Notes) for each Bank:

          (i) A Revolving Note drawn to the order of each Bank executed by a duly authorized officer (or officers) of the Borrower and dated the Closing Date.

          (ii)  Guaranties executed by each of the Initial Guarantors.

          (iii) A copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Borrower Loan Documents, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

          (iv) An incumbency certificate showing the names and titles and bearing the signatures of the officers of the Borrower authorized to execute the Borrower Loan Documents and to request Letters of Credit, Loans and conversions and continuations of Advances hereunder, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

          (v) A copy of the corporate resolution of each Initial Guarantor (other than the Partnership Guarantors) authorizing the execution, delivery and performance of that Initial Guarantor's Guaranty, certified as of the Closing Date by the Secretary or an Assistant Secretary of that Initial Guarantor.

          (vi) An incumbency certificate showing the names and titles and bearing the signatures of the officers of each Initial Guarantor (other than the Partnership Guarantors) authorized to execute that Initial Guarantor's Guaranty, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

          (vii) A certificate of authority with respect to each of the Partnership Guarantors, certifying copies of their respective limited partnership agreements and the written actions of the general partners of EIP Associates L.P. and otherwise in form and substance satisfactory to the Banks.

          (viii) A copy of the Articles of Incorporation of the Borrower, each Initial Guarantor (other than the Partnership Guarantors) and the Canadian Subsidiary with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than 15 days prior to the Closing Date.

          (ix) A copy of the certificate of limited partnership of each of the Partnership Guarantors, with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its organization as of a date not more than 15 days prior to the Closing Date.

          (x) A certificate of good standing for the Borrower, each Initial Guarantor and the Canadian Subsidiary in the jurisdiction of its incorporation or organization and in the State of Minnesota, in the State of Iowa (with respect to the Borrower), in the State of Wisconsin, with respect to Polaris Real Estate Corporation, in the State of Iowa, with respect to Polaris Real Estate Corporation of Iowa, and in the State of Minnesota, with respect to

     Polaris Industries Partners L.P., certified by the appropriate governmental officials as of a date not more than 15 days prior to the Closing Date.

          (xi) A copy of the bylaws of the Borrower, each Initial Guarantor (other than the Partnership Guarantors) and the Canadian Subsidiary, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

          (xii) A certificate dated the Closing Date of the chief executive officer or chief financial officer of the Borrower certifying as to the matters set forth in Sections 3.2 (a) and 3.2 (b) below.

          (xiii) A certificate signed by First Bank and Polaris Industries L.P., terminating the Prior First Bank Agreement.

          (xiv) A Cash Flow Coverage Ratio certificate dated the Closing Date of the chief financial officer substantially in the form of Exhibit 3.1(a), duly completed, certifying as to the matters set forth therein.

          (xv) A copy of each of the Financing Contracts and the Fuji Contract, certified as true, correct and complete by the chief executive officer or chief financial officer of the Borrower.

               3.1(b) OPINION. The Borrower shall have requested Kaplan, Strangis and Kaplan, P.A., as counsel to the Borrower and the Initial Guarantors, to prepare a written opinion, addressed to the Banks and dated the Closing Date, covering the matters set forth in Exhibit 3.1(b) hereto, and such opinion shall have been delivered to the Administrative Agent in sufficient counterparts for each Bank.

               3.1(c) COMPLIANCE. The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the Closing Date.

               3.1(d) OTHER MATTERS. All corporate and legal proceedings relating to the Borrower and the Initial Guarantors and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Administrative Agent, the Banks and their respective counsel, and the Administrative Agent shall have received all information and copies of all documents, including records of corporate proceedings, as any Bank or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

               3.1(e) FEES AND EXPENSES. The Administrative Agent shall have received for itself and for the account of the Co-Lead Managers and the Banks all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the agent's fee, origination fee and upfront fee payable pursuant to Section 2.16 and the reasonable fees and expenses of counsel to the Administrative Agent payable pursuant to Section 9.2.

          Section 3.2 CONDITIONS PRECEDENT TO ALL LOANS AND LETTERS OF CREDIT. The obligation of the Banks to make any Loans hereunder (including the initial Revolving Loans) and of the Administrative Agent to issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the fulfillment of the following conditions:

               3.2(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Article IV shall be true and correct on and as of the Closing Date and on the date of each Revolving Loan or the date of issuance of each Letter of Credit, with the same force and effect as if made on such date.

               3.2(b) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Revolving Loan or the date of issuance of each Letter of Credit or will exist after giving effect to the Loans made on such date or the Letter of Credit so issued.

               3.2(c) NOTICES AND REQUESTS. The Administrative Agent shall have received the Borrower's request for such Loans as required under
     Section 2.2 or its application for such Letters of Credit specified under
     Section 2.9.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          To induce the Banks to enter into this Agreement and to make Revolving Loans hereunder and to induce the Administrative Agent to issue Letters of Credit, the Borrower represents and warrants to the Banks:

          Section 4.1 ORGANIZATION, STANDING, ETC. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Revolving Notes and to perform its obligations under the Borrower Loan Documents. Each Subsidiary is either a corporation duly incorporated or a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or partnership power and authority to carry on its business as now conducted. Each of the Borrower and the Subsidiaries (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not have a material adverse effect on the business, operations, property, assets or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, and (b) is duly qualified and in good standing as a foreign corporation or partnership in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any assets or expose the Borrower or such Subsidiary to any liability, which in either case would be material to the Borrower and the Subsidiaries taken as a whole.

          Section 4.2 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by the Borrower of the Borrower Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and this Agreement constitutes, and the Revolving Notes and other Borrower Loan Documents when executed will constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies. The execution, delivery and performance by the Guarantors of the Guaranties have been duly authorized by all necessary corporate or partnership action by each Guarantor, and each Guaranty when executed will constitute the legal, valid and binding obligations of the relevant Guarantor, enforceable against that Guarantor in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

          Section 4.3 NO CONFLICT; NO DEFAULT. The execution, delivery and performance by the Borrower of the Borrower Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower,
(b) violate or contravene any provision of the Articles of Incorporation or bylaws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. The execution, delivery and performance by each Guarantor of its Guaranty will not (i) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to that Guarantor, (ii) violate or contravene any provision of that Guarantor's partnership agreement or Articles of Incorporation or bylaws, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which that Guarantor is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

          Section 4.4 GOVERNMENT CONSENT. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Borrower Loan Documents. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of any Guarantor to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Guaranties.

          Section 4.5 FINANCIAL STATEMENTS AND CONDITION. The audited consolidated financial statements as at December 31, 1994 of the Borrower and the Borrower's unaudited financial statements as at February 28, 1995, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis (except for year-end audit adjustments and the omission of footnotes as to the interim statements) and fairly present the financial condition of the Borrower (or its predecessor in interest) and its Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since December 31, 1994, there has been no material adverse change in the business, operations, property, assets or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.

          Section 4.6 LITIGATION. Except as set forth in Exhibit 4.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Subsidiary, would have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or on the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents.

          Section 4.7 ENVIRONMENTAL, HEALTH AND SAFETY LAWS. There does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or a Subsidiary or which would require a material expenditure by the Borrower or such Subsidiary to cure. Neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

          Section 4.8 ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan's projected benefit obligations did not exceed the fair market value of such Plan's assets.

          Section 4.9 FEDERAL RESERVE REGULATIONS. Neither the Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower.

          Section 4.10 TITLE TO PROPERTY; LEASES; LIENS; SUBORDINATION. Each of the Borrower and the Subsidiaries has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by the Borrower and its Subsidiaries in the most recent financial statement referred to in Section 4.5 (other than property disposed of since the date of such financial statements in the ordinary course of business and minor defects in title that do not interfere with the Borrower's and its Subsidiaries' use and proposed use of such properties). None of such properties is subject to a Lien, except as allowed under Section 6.11. The Borrower has not subordinated any of its rights under any obligation owing to it to the rights of any other person.

          Section 4.11 TAXES. Each of the Borrower and the Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower knows of no proposed material tax assessment against it or any Subsidiary or any basis therefor.

          Section 4.12 TRADEMARKS, PATENTS. Except as set forth in Exhibit 4.12, each of the Borrower and the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

          Section 4.13 BURDENSOME RESTRICTIONS. Neither the Borrower nor any Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which would foreseeably have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Borrower or such Subsidiary or on the ability of the Borrower or any Subsidiary to carry out its obligations under any Loan Document.

          Section 4.14 FORCE MAJEURE. Since the date of the most recent audited financial statement referred to in Section 4.5, the business, properties and other assets of the Borrower and the Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

          Section 4.15 INVESTMENT COMPANY ACT. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

          Section 4.16 PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          Section 4.17 RETIREMENT BENEFITS. Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither the Borrower nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

          Section 4.18 FULL DISCLOSURE. Subject to the following sentence, neither the financial statements referred to in Section 4.5 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrower to the Banks consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and the Borrower has no reason to believe that such projections or forecasts are not reasonable.

          Section 4.19 SUBSIDIARIES. Exhibit 4.19 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock or percentage of general and limited partnership interests owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation or organization of each Subsidiary.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

          Until any obligation of the Banks hereunder to make the Revolving Loans and of the Administrative Agent to issue Letters of Credit shall have expired or been terminated and the Revolving Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Administrative Agent thereon shall have otherwise been discharged, unless the Majority Banks shall otherwise consent in writing:

          Section 5.1 FINANCIAL STATEMENTS AND REPORTS. The Borrower will furnish to the Banks:

               5.1(a) As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the consolidated financial statements of the Borrower and the Subsidiaries consisting of at least statements of income, cash flow, changes in stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by McGladrey & Pullen or other independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Administrative Agent, together with (i) any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants, and (ii) the unaudited consolidating financial statements of the Borrower and the Subsidiaries consisting of at least statements of income, cash flow, changes in stockholders' equity, and consolidating balance sheets as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual consolidating financial statements,.

               5.1(b) Together with the audited financial statements required under Section 5.1 (a), a statement by the accounting firm performing such audit to the effect that it has reviewed this Agreement and that in the course of performing its examination nothing came to its attention that caused it to believe that any Default or Event of Default exists, or, if such Default or Event of Default exists, describing its nature.

               5.1(c)  As soon as available and in any event within forty five
     (45) days after the end of each fiscal quarter, unaudited consolidated statements of income, cash flow and changes in stockholders' equity for the Borrower and the Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower as at the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrower stating that such financial statements present fairly the financial condition of the Borrower and the Subsidiaries and that the same have been prepared in accordance with GAAP.

               5.1(d)  As soon as practicable and in any event within forty five
     (45) days after the end of each fiscal quarter, a Compliance Certificate in the form attached hereto as Exhibit 5.1(d) signed by the chief financial officer of the Borrower, stating that as at the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto, and demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.13 through 6.15 as at the end of such quarter.


               5.1(e) As soon as practicable and in any event within 90 days after the beginning of each fiscal year of the Borrower, consolidated statements of forecasted income, forecasted cash flow and forecasted changes in stockholders' equity and a forecasted balance sheet of the Borrower and the Subsidiaries, together with supporting assumptions. All such financial statements shall contain forecasts for each fiscal year beginning with the fiscal year in which such statements are being delivered through the fiscal year in which the Revolving Commitment Ending Date is scheduled to occur.

               5.1(f) Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

               5.1(g) Immediately upon any officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

               5.1(h) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower's shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

               5.1(i) Promptly upon the Borrower's receipt or transmission of the same, copies of any notices of default, breach or termination under any of the Financing Contracts.

               5.1(j) From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as any Bank may reasonably request.

          Section 5.2 CORPORATE OR PARTNERSHIP EXISTENCE. The Borrower will maintain, and cause each Subsidiary to maintain, its corporate or partnership existence in good standing under the laws of its jurisdiction of incorporation or organization and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any material asset or would expose the Borrower or such Subsidiary to any material liability; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.1.

          Section 5.3 INSURANCE. The Borrower shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated, except that the Borrower may maintain a program of self-insurance with respect to products liability.

          Section 5.4 PAYMENT OF TAXES AND CLAIMS. The Borrower shall file, and cause each Subsidiary to file, all tax returns and reports which are required by law to be filed by it and will pay, and cause each Subsidiary to pay, before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower's or such Subsidiary's title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower's or such Subsidiary's books in accordance with GAAP.

          Section 5.5 INSPECTION. The Borrower shall permit any Person designated by the Administrative Agent or the Majority Banks to visit and inspect any of the properties, corporate books and financial records of the Borrower and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of the Borrower and the Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Administrative Agent or the Majority Banks may designate. So long as no Event of Default exists, the expenses of the Administrative Agent or the Banks for such visits, inspections and examinations shall be at the expense of the Administrative Agent and the Banks, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

          Section 5.6 MAINTENANCE OF PROPERTIES. The Borrower will maintain, and cause each Subsidiary to maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

          Section 5.7 BOOKS AND RECORDS. The Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

          Section 5.8 COMPLIANCE. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not have, or is not reasonably expected to have, a materially adverse effect on the properties, business, prospects or condition (financial or otherwise) of the Borrower or such Subsidiary and the Borrower or such Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance.

          Section 5.9 NOTICE OF LITIGATION. The Borrower will give prompt written notice to the Administrative Agent of the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower or any Subsidiary or any property of the Borrower or a Subsidiary or to which the Borrower or a Subsidiary is a party in which an adverse determination or result could have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or on the ability of the Borrower or any Subsidiary to perform its obligations under this Agreement and the other Loan Documents, stating the nature and status of such action, suit or proceeding.

          Section 5.10 ERISA. The Borrower will maintain, and cause each Subsidiary to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not and not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000 or (c) fail to make any payments in an aggregate amount exceeding $50,000 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

          Section 5.11 ENVIRONMENTAL MATTERS; REPORTING. The Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the Borrower and the Subsidiaries taken as a whole. The Borrower will give the Administrative Agent prompt written notice of any violation as to any environmental matter by the Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters
(a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Subsidiary which are material to the operations of the Borrower or such Subsidiary, or (b) which will or threatens to impose a material liability on the Borrower or such Subsidiary to any Person or which will require a material expenditure by the Borrower or such Subsidiary to cure any alleged problem or violation.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

          Until any obligation of the Banks hereunder to make the Revolving Loans and of the Administrative Agent to issue Letters of Credit shall have expired or been terminated and the Revolving Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Administrative Agent thereon shall have otherwise been discharged, unless the Majority Banks shall otherwise consent in writing:

          Section 6.1 MERGER. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or permit any Subsidiary to do any of the foregoing; PROVIDED, HOWEVER, that

     (a) any Subsidiary may be merged with or liquidated into the Borrower or any wholly-owned Subsidiary of the Borrower if (i) the Borrower or such wholly-owned Subsidiary is the surviving corporation and (ii) in the case of a merger or liquidation into a wholly-owned Subsidiary, such wholly-owned Subsidiary, prior to such merger or liquidation, has executed and delivered to the Administrative Agent a Guaranty, together with documents similar to those required with respect to the Initial Guarantors pursuant to Sections 3.1(a)(v) through (xi), as appropriate, and 3.1(b); and

     (b) the Borrower or any Subsidiary may effectuate any Acquisition permitted under Section 6.5 by means of a merger if the Borrower or a wholly-owned Subsidiary is the surviving corporation.

          Section 6.2 SALE OF ASSETS. The Borrower will not, and will not permit any Subsidiary to, sell, assign, transfer, lease or otherwise convey or dispose of (whether in one or a series of transactions) all or any part of its assets (including accounts and notes receivable, with or without recourse), or enter into any agreement to do any of the foregoing, except for:

          (a) sales and leases of inventory, or worn-out or surplus equipment, in the ordinary course of business;

          (b) sales or other transfers by a Subsidiary to the Borrower or a wholly-owned Subsidiary of the Borrower;

          (c) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

          (d) the sale of receivables pursuant to the Financing Contracts or any replacement arrangement with the same economic effect; and

          (e) other dispositions that do not cause the aggregate net book value of all assets disposed of during the term of this Agreement pursuant to this clause 6.2(e) to exceed 10% of the Borrower's total assets as shown on its consolidated balance sheet for its most recent prior fiscal quarter.

          Section 6.3 PLANS. The Borrower will not permit, and will not allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower or any Subsidiary; and the Borrower will not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan's projected benefit obligations to exceed the fair market value of such Plan's assets.

          Section 6.4  [INTENTIONALLY OMITTED.]

          Section 6.5 SUBSIDIARIES; ACQUISITIONS. After the date of this Agreement, the Borrower will not, and will not permit any Subsidiary to: (a) form or acquire any corporation or partnership which would thereby become a Subsidiary; (b) sell, transfer or otherwise convey any interest in a Subsidiary (except for transfers to the Borrower or a wholly-owned Subsidiary thereof); or
(c) acquire all or a material portion of the assets of another Person; PROVIDED, HOWEVER that the Borrower or a Subsidiary

     (x) may form a new Subsidiary and transfer assets thereto so long as such new Subsidiary (i) is a wholly-owned Subsidiary of the Borrower, (ii) prior to the transfer of any assets thereto, executes and delivers to the Administrative Agent a Guaranty, together with documents similar to those required with respect to the Initial Guarantors pursuant to Sections 3.1(a)(v) through (xi), as appropriate, and 3.1(b) and (iii) does not acquire all or a material portion of the assets of any Person other than the Borrower and its wholly-owned Subsidiaries, or if it does acquire the assets of another Person, it complies with clause (y) below; and

     (y) may acquire all or a material portion of the assets or liabilities of another Person (collectively, "Acquisitions"), if and only if each of the following conditions is satisfied: (i) the aggregate consideration paid or investment made in connection with all such Acquisitions (including but not limited to all Indebtedness assumed by the Borrower or a Subsidiary) does not exceed $300,000,000; (ii) the aggregate Indebtedness assumed by the Borrower and the Subsidiaries in connection with all Acquisitions does not exceed $150,000,000; (iii) after giving effect to any proposed Acquisition, the Borrower would remain in compliance with all covenants on a PRO FORMA basis and no Default or Event of Default exists at the time of, or would be caused by, such Acquisition; (iv) if the aggregate consideration to be paid for a particular Acquisition (including but not limited to all Indebtedness assumed in connection with such Acquisition) equals or exceeds $10,000,000, the Borrower executes and delivers to the Administrative Agent PRO FORMA calculations demonstrating in reasonable detail that the Borrower would have complied with Sections 6.13 through 6.15 had the Acquisition been consummated prior to the end of the most recently ended fiscal quarter, and that based on the Borrower's projections, the Borrower will comply with Sections 6.13 through
     6.15 at the end of the current fiscal quarter, after giving effect to the Acquisition; (v) if the Acquisition involves the formation or acquisition of a new Subsidiary, the new Subsidiary complies with clause (x) above;
     (vi) the Acquisition is undertaken in accordance with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees and awards to which any party to the Acquisition may be subject; (vii) if the Acquisition involves the acquisition of an existing corporation or partnership, the written consent to or approval of such Acquisition is obtained from the board of directors or equivalent governing body of the acquiree prior to any tender or other offer for the capital stock or equivalent equity interest in such acquiree; and (viii) the Acquisition will not alter the basic lines of business of the Borrower and its Subsidiaries, considered as a whole.

          Section 6.6 NEGATIVE PLEDGES; SUBSIDIARY RESTRICTIONS. The Borrower will not, and will not permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would (i) prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Banks any Lien on any assets or properties of the Borrower or such Subsidiary, PROVIDED that the Borrower or any Subsidiary may enter into an agreement in connection with Indebtedness permitted pursuant to Section 6.10(c) which prohibits the Borrower or such Subsidiary from granting to the Banks a Lien on the assets of the Borrower or such Subsidiary which secure such Indebtedness, PROVIDED that such prohibition may only apply to the assets acquired with such Indebtedness, or (ii) require the Borrower or such Subsidiary to grant a Lien to any other Person if the Borrower or such Subsidiary grants any Lien to the Banks. The Borrower will not permit any Subsidiary to place or allow any restriction, directly or indirectly, on the ability of such Subsidiary to (a) pay dividends or any distributions on or with respect to such Subsidiary's capital stock or partnership interests or (b) make loans or other cash payments to the Borrower.

          Section 6.7 RESTRICTED PAYMENTS. The Borrower will not, and will not permit any Subsidiary to, make any Restricted Payments, except that the Borrower and any wholly-owned Subsidiary may:

          (a) declare and make dividend payments or other distributions payable solely in its common stock; and

          (b) declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants or options to acquire any such shares for cash PROVIDED that, before and immediately after giving effect to such action, no Default or Event of Default exists or would exist.

          Section 6.8  [INTENTIONALLY OMITTED]

          Section 6.9 INVESTMENTS. The Borrower will not, and will not permit any Subsidiary to, acquire for value, make, have or hold any Investments, except:

               6.9(a) Any Investment existing on the date of this Agreement, to the extent that either: (i) the cost of each such Investment was less than $1,000,000, or (ii) such Investment is disclosed on Exhibit 6.9 hereto.

               6.9(b) Travel advances to management personnel and employees in the ordinary course of business.

               6.9(c) Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States.

               6.9(d) Certificates of deposit or bankers' acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Administrative Agent.

               6.9(e) Commercial paper given the highest rating by a nationally recognized rating service.

               6.9(f) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America.

               6.9(g) Investments in tax-exempt municipal bonds rated AA or better by Standard & Poor's or Aa2 or better by Moody's or, if not rated by Standard & Poor's or Moody's, with a similar rating by another nationally recognized rating agency.

               6.9(h) Other readily marketable Investments in debt securities which are reasonably acceptable to the Majority Banks.

               6.9(i) Investments in those Subsidiaries that are permitted under Section 6.5, if and only if there are no restrictions (either contractual or imposed by applicable law or regulation) on the Subsidiary's ability to return the amount of any equity investment or repay any loan.

               6.9(j) Investments pursuant to the Fuji Contract, or pursuant to an expansion of the engine manufacturing facility contemplated thereby, in an aggregate amount of up to $20,000,000.

               6.9(k) Investments in the Canadian Subsidiary (including but not limited to Investments in the form of any intercompany receivable or contributions of or investments in plant, property or equipment); PROVIDED that the aggregate cost of all such Investments outstanding at any time shall not exceed $30,000,000; and PROVIDED FURTHER that neither any existing Investment in the Canadian Subsidiary, as disclosed on Exhibit 6.9, nor any accumulated earnings and profits at the Canadian Subsidiary, shall be deemed to be an Investment under this clause (k).

               6.9(l) Other Investments in an aggregate amount up to $20,000,000.

Any Investments under clauses (c), (d), (e), (f) or (g) above must mature within one year of the acquisition thereof by the Borrower or a Subsidiary.

          Section 6.10 INDEBTEDNESS. The Borrower will not permit any Subsidiary to incur, create, issue, assume or suffer to exist any Indebtedness, except:

               6.10(a) Current liabilities, other than for borrowed money, incurred in the ordinary course of business.

               6.10(b) Indebtedness existing on the date of this Agreement and disclosed on Exhibit 6.10 hereto, but not including any extension or refinancing thereof.

               6.10(c) Indebtedness incurred to finance the acquisition of specific assets and secured by a Lien on such assets, PROVIDED that the maximum aggregate amount of Indebtedness outstanding for all Subsidiaries at any time under this clause 6.10(c) shall not exceed $10,000,000.

               6.10(d) Indebtedness incurred by the Canadian Subsidiary, PROVIDED that the maximum aggregate amount of Indebtedness outstanding at any time under this clause 6.10(d) shall not exceed $15,000,000.

               6.10(e) Other Indebtedness, PROVIDED that the maximum aggregate amount of Indebtedness outstanding for all Subsidiaries at any time under clauses 6.10(b) and (e) shall not exceed $10,000,000.

               6.10(f) Reimbursement obligations with respect to draws under letters of credit issued to provide for, or to ensure, the payment of the purchase price of goods acquired by the Subsidiary, provided that such reimbursement obligations are paid in full on the dates the financial institutions that issued the letters of credit pay the draws.

The Borrower will not, and will not permit any Subsidiary to, incur any Indebtedness if such Indebtedness would cause the Cash Flow Coverage Ratio, computed as of the end of the most recent fiscal quarter for the four fiscal quarters ending on that date but giving effect to all Indebtedness repaid and additional Indebtedness incurred since such date, to exceed 2.25 to 1.0. Except for the preceding sentence, nothing in this Section 6.10 limits the ability of the Borrower to incur Indebtedness.

          Section 6.11 LIENS. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower or a Subsidiary, except:

               6.11(a) Liens granted to the Administrative Agent and the Banks to secure the Obligations.

               6.11(b) Liens existing on the date of this Agreement and disclosed on Exhibit 6.11 hereto.

               6.11(c) Liens (other than any Lien imposed by ERISA) consisting of deposits or pledges required, in the ordinary course of business of the Borrower or a Subsidiary, to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations.

               6.11(d) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of
     Section 5.4, PROVIDED that no notice of lien has been filed or recorded under the Code.

               6.11(e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of
     Section 5.4.

               6.11(f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

               6.11(g) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord's Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower or a Subsidiary.

               6.11(h) Liens granted to secure indebtedness incurred pursuant to Section 6.10(c), PROVIDED that such Liens attach to such property concurrently with or within 20 days of the acquisition or lease thereof, are limited to the property acquired or leased and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.

               6.11(i) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; PROVIDED THAT (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower or the Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.

          Section 6.12 CONTINGENT LIABILITIES. The Borrower will not, and will not permit any Subsidiary to, be or become liable on any Contingent Obligations except Contingent Obligations existing on the date of this Agreement and described on Exhibit 6.12.

          Section 6.13 TANGIBLE NET WORTH. The Borrower will not permit its Tangible Net Worth at any time to be less than: (a) $50,000,000 at all times until December 31, 1996; (c) $100,000,000 at all times on and after December 31, 1996, until December 31, 1997; and (d) $120,000,000 at all times on and after December 31, 1997.

          Section 6.14 CASH FLOW COVERAGE RATIO. The Borrower will not permit the Cash Flow Coverage Ratio, as of the last day of any fiscal quarter, for the four consecutive fiscal quarters ending on that date, to be more than 2.25 to
1.0 at any time

          Section 6.15 INTEREST COVERAGE RATIO. The Borrower will not permit the Interest Coverage Ratio, as of the last day of any fiscal quarter, for the four consecutive fiscal quarters ending on that date, to be less than 4.0 to 1.0.

          Section 6.16  LOAN PROCEEDS.   The Borrower will not, and will not
permit any Subsidiary to, use any Letter of Credit or any part of the proceeds of any Revolving Loan or Advances directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations G, U or X of the Board.

          Section 6.17 TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary; PROVIDED, HOWEVER, that this Section 6.17 shall not apply to transactions between the Borrower and a wholly-owned Subsidiary or between wholly-owned Subsidiaries of the Borrower.

          Section 6.18 ACCOUNTING CHANGES. Without the prior written consent of the Majority Banks, the Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or any Subsidiary.

                                   ARTICLE VII

                         EVENTS OF DEFAULT AND REMEDIES

          Section 7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default:

               7.1(a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any Revolving Note or any other Obligation required to be made to the Administrative Agent or any Bank pursuant to this Agreement.

               7.1(b) Any representation or warranty made by or on behalf of the Borrower, any Subsidiary or any Guarantor in this Agreement or any other Loan Document or by or on behalf of the Borrower, any Subsidiary or any Guarantor in any certificate, statement, report or document herewith or hereafter furnished to any Bank or the Administrative Agent pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

               7.1(c)  The Borrower shall fail to comply with Sections 5.2 or
     5.3 hereof or any Section of Article VI hereof.

               7.1(d) The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for thirty calendar days (or, if such failure to comply cannot be cured within thirty calendar days, then such longer period as is reasonably necessary to cure such failure to comply, provided that the Borrower is diligently pursuing appropriate measures to cure such failure to comply at all times during such extended period) after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Banks, (ii) the date the Borrower should have given notice of such failure to the Banks pursuant to
     Section 5.1, or (iii) the date the Administrative Agent or any Bank gives notice of such failure to the Borrower.

               7.1(e) Any default (however denominated or defined) shall occur under any Guaranty.

               7.1(f) The Borrower, any Subsidiary or any Guarantor shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower, such Subsidiary or such Guarantor or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower, a Subsidiary or a Guarantor or for a substantial part of the property thereof and shall not be discharged within 45 days, or the Borrower, any Subsidiary or any Guarantor shall make an assignment for the benefit of creditors.

               7.1(g) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower, any Subsidiary or any Guarantor, and, if instituted against the Borrower, any Subsidiary or any Guarantor, shall have been consented to or acquiesced in by the Borrower, such Subsidiary or such Guarantor, or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower, such Subsidiary or such Guarantor.

               7.1(h) Any dissolution or liquidation proceeding not permitted by Section 6.1 shall be instituted by or against the Borrower or a Subsidiary or any dissolution or liquidation proceeding shall be instituted by or against any Guarantor, and, if instituted against the Borrower, any Subsidiary or any Guarantor, shall be consented to or acquiesced in by the Borrower, such Subsidiary or such Guarantor or shall remain for 45 days undismissed.

               7.1(i) A judgment or judgments for the payment of money in excess of the sum of $500,000 in the aggregate shall be rendered against the Borrower or a Subsidiary and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than the longer of 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

               7.1(j) Both: (x) the occurrence of the maturity of any material Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or the Borrower or a Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor; and (y) such Indebtedness is not paid in full within three (3) Business Days of the occurrence of an event described in the preceding clause (x). For purposes of this Section, Indebtedness of the Borrower or a Subsidiary shall be deemed "material" if it exceeds $10,000,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(j) has occurred.

               7.1(k) Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower or any Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

               7.1(l) Any Guarantor shall repudiate or purport to revoke its, his or her Guaranty, or any Guaranty for any reason shall cease to be in full force and effect as to the Guarantor executing and delivering the same or shall be judicially declared null and void as to such Guarantor.

               7.1(m)  Any Change of Control shall occur.

               7.1(n) Any "event of default" or similar term, however denominated, shall occur under any of the Financing Contracts and is not cured or waived within 30 days, or any of the Financing Contracts is terminated and the Borrower does not enter into a replacement thereof, satisfactory to the Majority Banks in their sole discretion, within 30 days, PROVIDED that regardless of whether a replacement arrangement is entered into, the termination of a Financing Contract shall not be an Event of Default if, in the reasonable discretion of the Majority Banks, the impact of such termination is not forecast to cause an Event of Default under any other subsection of this Section 7.1; and PROVIDED FURTHER that the termination of a Financing Contract providing for the sale of receivables by the Borrower or its Subsidiaries shall not be an Event of Default if, at the time of the termination, the Borrower and its Subsidiaries have aggregate unused availability (under this Agreement and all other committed credit facilities) equal to or greater than the greatest amount of receivables subject to the terminated Financing Contract as of the end of a month for each of the twelve months preceding the date of determination.

          Section 7.2  REMEDIES.   If (a) any Event of Default described in
Sections 7.1(f), (g) or (h) shall occur with respect to the Borrower, the Revolving Commitments shall automatically terminate and the Revolving Notes and all other Obligations shall automatically become immediately due and payable, and the Borrower shall without demand pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit; or (b) any other Event of Default shall occur and be continuing, then, upon receipt by the Administrative Agent of a request in writing from the Majority Banks, the Administrative Agent shall take any of the following actions so requested: (i) declare the Revolving Commitments terminated, whereupon the Revolving Commitments shall terminate, (ii) declare the outstanding unpaid principal balance of the Revolving Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Revolving Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Revolving Notes to the contrary notwithstanding, and (iii) demand that the Borrower pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit. Upon the occurrence of any of the events described in clause (a) of the preceding sentence, or upon the occurrence of any of the events described in clause (b) of the preceding sentence when so requested by the Majority Banks, the Administrative Agent may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

          Section 7.3 OFFSET. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes each Bank to set off any Obligations owed to such Bank against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, such Bank. Such right shall exist whether or not such Bank shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Bank or the Banks. Each Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrower of its exercise of such setoff right; provided, however, that the failure of such Bank to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Bank to all rights of banker's Lien, setoff and counterclaim available pursuant to law.

                                  ARTICLE VIII

                            THE ADMINISTRATIVE AGENT

          The Administrative Agent and the Banks agree that the following provisions shall govern the relationship of the Administrative Agent with the Banks.

          Section 8.1 APPOINTMENT AND AUTHORIZATION. Each Bank appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Administrative Agent shall act as an independent contractor in performing its obligations as Administrative Agent hereunder and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Administrative Agent, the Borrower or the Banks.

          Section 8.2 NOTE HOLDERS. The Administrative Agent may treat the payee of any Revolving Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Administrative Agent.

          Section 8.3 CONSULTATION WITH COUNSEL. The Administrative Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          Section 8.4 LOAN DOCUMENTS. The Administrative Agent shall not be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

          Section 8.5 FIRST BANK AND AFFILIATES. With respect to its Revolving Commitment and the Revolving Loan made by it, First Bank shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Administrative Agent consistent with the terms thereof, and First Bank and its affiliates may accept deposits from, lend money to, issue letters of credit for the account of, and generally engage in any kind of business with the Borrower or its Subsidiaries as if First Bank were not the Administrative Agent.

          Section 8.6 ACTION BY ADMINISTRATIVE AGENT. Except as may otherwise be expressly stated in this Agreement, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents. The Administrative Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all holders of Revolving Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Administrative Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

          Section 8.7 CREDIT ANALYSIS. Each Bank has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of the Borrower in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of the Borrower. Except as explicitly provided herein, the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

          Section 8.8 NOTICES OF EVENT OF DEFAULT, ETC. In the event that the Administrative Agent shall have acquired actual knowledge of any Event of Default or Default, the Administrative Agent shall promptly give notice thereof to the Banks.

          Section 8.9 INDEMNIFICATION. Each Bank agrees to indemnify the Administrative Agent, as Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to such Bank's share of the aggregate Revolving Loans from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. No payment by any Bank under this Section shall relieve the Borrower of any of its obligations under this Agreement.

          Section 8.10 PAYMENTS AND COLLECTIONS. All funds received by the Administrative Agent in respect of any payments made by the Borrower on the Revolving Notes, Revolving Commitment Fees or Letter of Credit Fees shall be distributed forthwith by the Administrative Agent among the Banks, in like currency and funds as received, ratably according to each Bank's Revolving Percentage. After any Event of Default has occurred, all funds received by the Administrative Agent, whether as payments by the Borrower or as realization on collateral or on any Guaranties, shall (except as may otherwise be required by law) be distributed by the Administrative Agent in the following order: (a) first to the Administrative Agent or any Bank who has incurred unreimbursed costs of collection with respect to any Obligations hereunder, ratably to the Administrative Agent and each Bank in the proportion that the costs incurred by the Administrative Agent or such Bank bear to the total of all such costs incurred by the Administrative Agent and all Banks; (b) next to the Administrative Agent for the account of the Banks (in accordance with their respective Revolving Percentages) for application on the Revolving Notes and the Unpaid Drawings; (c) next to the Administrative Agent for the account of the Banks (in accordance with their respective Revolving Percentages) for any unpaid Revolving Commitment Fees or Letter of Credit Fees owing by the Borrower hereunder; and (d) last to the Administrative Agent to be held in the Holding Account to cover any outstanding Letters of Credit.

          Section 8.11 SHARING OF PAYMENTS. If any Bank shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Revolving Notes in excess of such Bank's share thereof as determined under this Agreement, then such Bank shall purchase from the other Banks for cash and at face value and without recourse, such participation in the Revolving Notes held by such other Banks as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Banks; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above, each Bank agrees to exercise any and all rights of setoff, counterclaim or banker's lien first fully against any Revolving Notes and participations therein held by such Bank, next to any other Indebtedness of the Borrower to such Bank arising under or pursuant to this Agreement and to any participations held by such Bank in Indebtedness of the Borrower arising under or pursuant to this Agreement, and only then to any other Indebtedness of the Borrower to such Bank.

          Section 8.12 ADVICE TO BANKS. The Administrative Agent shall forward to the Banks copies of all notices, financial reports and other communications received hereunder from the Borrower by it as Administrative Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Borrower directly to each Bank.

          Section 8.13 RESIGNATION. If at any time First Bank shall deem it advisable, in its sole discretion, it may submit to each of the Banks and the Borrower a written notification of its resignation as Administrative Agent under this Agreement, such resignation to be effective upon the appointment of a successor Administrative Agent, but in no event later than 30 days from the date of such notice. Upon submission of such notice, the Majority Banks may appoint a successor Administrative Agent.

                                   ARTICLE IX

                                  MISCELLANEOUS

          Section 9.1 MODIFICATIONS. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrower or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given. (The Administrative Agent may enter into amendments or modifications of, and grant consents and waivers to departure from the provisions of, those Loan Documents to which the Banks are not signatories without the Banks joining therein, PROVIDED the Administrative Agent has first obtained the separate prior written consent to such amendment, modification, consent or waiver from the Majority Banks.) Notwithstanding the forgoing, no such amendment, modification, waiver or consent shall:

               9.1(a) Reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, or modify any of the provisions of any Revolving Note with respect to the payment or repayment thereof, without the consent of the holder of each Revolving Note so affected; or

               9.1(b) Increase the amount or extend the time of any Revolving Commitment of any Bank, without the consent of such Bank; or

               9.1(c) Reduce the rate or extend the time of payment of any fee payable to a Bank, without the consent of the Bank affected; or

               9.1(d) Amend the definition of Majority Banks or otherwise reduce the percentage of the Banks required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Banks; or

               9.1(e) Amend any of the foregoing Sections 9.1 (a) through (d), this Section 9.1 (e) or Section 9.1(h) without the consent of all the Banks; or

               9.1(f) Amend any provision of this Agreement relating to the Administrative Agent in its capacity as Administrative Agent without the consent of the Administrative Agent; or

               9.1(g) Amend any provision of this Agreement relating to the issuance of Letters of Credit without the consent of the Administrative Agent; or

               9.1(h) Release or terminate any Guaranty, without the consent of all the Banks.

          Section 9.2 EXPENSES. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Administrative Agent upon demand for all reasonable out-of-pocket expenses paid or incurred by the Administrative Agent (including filing and recording costs and fees and expenses of Dorsey & Whitney P.L.L.P. counsel to the Administrative Agent) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrower shall also reimburse the Administrative Agent and each Bank upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel and allocated in-house counsel costs) paid or incurred by the Administrative Agent or any Bank in connection with the collection of the Obligations and the enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

          Section 9.3 WAIVERS, ETC. No failure on the part of the Administrative Agent or the holder of a Revolving Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

          Section 9.4 NOTICES. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Administrative Agent or any Bank under Article II hereof shall be deemed to have been given only when received by the Administrative Agent or such Bank.

          Section 9.5  TAXES.

          (a) The Borrower agrees to pay, and save the Administrative Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrower shall survive the termination of this Agreement.

          (b) Any and all payments by the Borrower hereunder, under the Notes or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING, in the case of each Bank and the Administrative Agent, taxes imposed on its income, capital, profits or gains and franchise taxes imposed on it, in each case by (i) the United States (except withholding taxes contemplated pursuant to Section 9.6(e)(ii)(3)), (ii) any governmental authority in the jurisdiction in which such Bank's office is located, or (iii) any governmental authority in which such Bank is organized, managed, controlled or doing business, in each case including all political subdivisions thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under the Notes or under any other Loan Document to any Bank or the Administrative Agent, (x) such sum payable shall be increased as may be necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 9.5(b)) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made (PROVIDED, HOWEVER that the Borrower shall not be obligated to increase any amount payable to the extent the increase would be attributable to any amounts withheld or deducted with respect to any time period more than 45 days prior to the affected Bank or Administrative Agent giving the Borrower notice of its obligation to withhold or deduct), (y) the Borrower shall make such withholdings or deductions, and (z) the Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

          Section 9.6 SUCCESSORS AND ASSIGNS; PARTICIPATIONS; FOREIGN AND PURCHASING BANKS.

          (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Banks, the Administrative Agent, all future holders of the Revolving Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

          (b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Revolving Loan or other Obligation owing to such Bank, any Revolving Note held by such Bank, and any Revolving Commitment of such Bank, or any other interest of such Bank hereunder. In the event of any such sale by a Bank of participating interests to a Participant, (i) such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible for the performance thereof, (iii) such Bank shall remain the holder of any such Revolving Note for all purposes under this Agreement, (iv) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that such Bank shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, PROVIDED that such agreement may provide that such Bank will not consent or agree to any such amendment, modification, consent or waiver with respect to the matters set forth in Sections 9.1(a) - (e) without the prior consent of such Participant. The Borrower agrees that if amounts outstanding under this Agreement, the Revolving Notes and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Revolving Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Revolving Note or other Loan Document; PROVIDED, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in subsection 8.11. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.22, 2.23, 2.24, 2.25, 2.26 and 9.2 with respect to its participation in the Revolving Commitments and the Revolving Loans; PROVIDED, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

          (c) Each Bank may, from time to time, with the consent of the Administrative Agent and the Borrower (neither of which consents shall be unreasonably withheld, PROVIDED that the Borrower shall not be deemed to be unreasonable in withholding consent to any foreign lender based on the Borrower's reasonable expectation that it will incur additional costs under Sections 2.23, 2.25 or 9.5 as the result of such foreign lender becoming a Bank hereunder), assign to other lenders ("ASSIGNEES") part of the Indebtedness evidenced by any Revolving Note then held by that Bank, together with an equivalent proportion of its Revolving Commitments, pursuant to written agreements executed by such assigning Bank, such Assignee(s), the Borrower and the Administrative Agent in substantially the form of Exhibit 9.6, which agreements shall specify in each instance the portion of the Obligations evidenced by the Revolving Notes which is to be assigned to each Assignee and the portion of the Revolving Commitments of such Bank to be assumed by each Assignee (each, an "Assignment Agreement"); PROVIDED, HOWEVER, that unless the Administrative Agent otherwise consents, (i) the amount of the Revolving Commitment of the assigning Bank being assigned pursuant to each such assignment, and the amount of the Revolving Commitment (if any) retained by the assigning Bank (determined in each case as of the effective date of the relevant Assignment Agreement), shall each in no event be less than $10,000,000, (ii) the amount of Revolving Commitment assigned to each Assignee (determined in each case as of the effective date of the relevant Assignment Agreement) shall be an integral multiple of $1,000,000 and (iii) the assigning Bank must pay to the Administrative Agent a processing and recordation fee of $2,500. Upon the execution of each Assignment Agreement by the assigning Bank, the relevant Assignee, the Borrower and the Administrative Agent, payment to the assigning Bank by such Assignee of the purchase price for the portion of the Obligations being acquired by it and receipt by the Borrower of a copy of the relevant Assignment Agreement, (x) such Assignee lender shall thereupon become a "Bank" for all purposes of this Agreement with a Revolving Commitment in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Bank under this Agreement, (y) such assigning Bank shall have no further liability for funding the portion of its Revolving Commitment assumed by such Assignee and (z) the address for notices to such Assignee shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of each Assignment Agreement, the assigning Bank shall surrender to the Administrative Agent the Revolving Note a portion of which is being assigned, and the Borrower shall execute and deliver a Revolving Note to the Assignee in the amount of its Revolving Commitment, and a new Revolving Note to the assigning Bank in the amount of its Revolving Commitment after giving effect to the reduction occasioned by such assignment, all such Notes to constitute "Revolving Notes" for all purposes of this Agreement and of the other Loan Documents

          (d) The Borrower shall not be liable for any costs incurred by the Banks in effecting any participation or assignment under subparagraphs (b) or
(c) of this subsection.

          (e)  FOREIGN BANK CERTIFICATIONS.

          (i) Each Bank that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to the Borrower and the Administrative Agent on the date on which such Bank becomes a Bank hereunder a true and accurate certificate executed in duplicate by a duly authorized officer of such Bank to the effect that such Bank is eligible to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax (I) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two duly completed copies of IRS

     Form 1001 (or any successor or substitute form or forms)) or (II) under Sections 1441(c)(1) and 1442(a) of the Internal Revenue Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 4224 (or any successor or substitute form or forms)).

          (ii) Each Bank further agrees to deliver to the Borrower and the Administrative Agent from time to time, a true and accurate certificate executed in duplicate by a duly authorized officer of such Bank before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Administrative Agent pursuant to this Section 9.6(e). Each certificate required to be delivered pursuant to this Section 9.6(e) shall certify as to one of the following:

               (1) that such Bank can continue to receive payments hereunder and under the Revolving Notes without deduction or withholding of United States federal income tax;

               (2) that such Bank cannot continue to receive payments hereunder and under the Revolving Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 9.5(b) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrower;

               (3) that such Bank is no longer capable of receiving payments hereunder and under the Revolving Notes without deduction or withholding of Untied States federal income tax as specified therein by reason of a change in law (including the Code or applicable tax treaty) after the date on which that Bank became a Bank hereunder and that it is not capable of recovering the full amount of the same from a source other than the Borrower; or

               (4) that such Bank is no longer capable of receiving payments hereunder without deduction or withholding of United States federal income tax as specified therein other than by reason of a change in law (including the Code or applicable tax treaty) after the date on which that Bank became a Bank hereunder.

     If the Borrower shall be required by law to withhold or deduct any amount from or in respect of any sum payable hereunder or under the Revolving Notes or under any other Loan Document to any Bank or the Administrative Agent as a result of a circumstance described in clauses (2) or (4) above,
     (y) the Borrower shall make such withholdings or deductions, and (z) the Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (f) Each Bank may disclose to any Assignee or Participant and to any prospective Assignee or Participant any and all financial information in such Bank's possession concerning the Borrower or any of its Subsidiaries which has been delivered to such Bank by or on behalf of the Borrower or any of its Subsidiaries pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Borrower or any of its Subsidiaries in connection with such Bank's credit evaluation of the Borrower or any of its Subsidiaries prior to entering into this Agreement, PROVIDED that prior to disclosing such information, such Bank shall first obtain the agreement of such prospective Assignee or Participant to comply with the provisions of Section 9.7.

          Section 9.7 CONFIDENTIALITY OF INFORMATION. The Administrative Agent and each Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Administrative Agent or such Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between any Bank and the Borrower and shall not be divulged to any Person other than the Banks, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Banks hereunder and under the Revolving Notes, the Guaranties and the other Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over any Bank or by any applicable law, rule, regulation or judicial process, the opinion of such Bank's counsel concerning the making of such disclosure to be binding on the parties hereto. No Bank shall incur any liability to the Borrower by reason of any disclosure permitted by this Section 9.7.

          Section 9.8 GOVERNING LAW AND CONSTRUCTION. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE REVOLVING NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan

Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

          Section 9.9 CONSENT TO JURISDICTION. AT THE OPTION OF THE ADMINISTRATIVE AGENT, THIS AGREEMENT AND THE OTHER BORROWER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE ADMINISTRATIVE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

          Section 9.10 WAIVER OF JURY TRIAL. EACH OF THE BORROWER , THE ADMINISTRATIVE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          Section 9.11 SURVIVAL OF AGREEMENT. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Borrower Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Banks and shall survive the making of the Revolving Loans by the Banks and the execution and delivery to the Banks by the Borrower of the Revolving Notes, regardless of any investigation made by or on behalf of the Banks, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Revolving Commitments have not been terminated; provided, however, that the obligations of the Borrower under Section 9.2, 9.5 and 9.12 shall survive payment in full of the Obligations and the termination of the Revolving Commitments.

          Section 9.12 INDEMNIFICATION. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Administrative Agent and the Banks and their respective Affiliates and the directors, officers, employees, attorneys and agents of the Administrative Agent and the Banks and their respective Affiliates (each of the foregoing being an "Indemnitee" and all of the foregoing being collectively the "Indemnitees") from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

               (a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

               (b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Banks by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee's gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

          This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section.
The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.

          Section 9.13 CAPTIONS. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

          Section 9.14 ENTIRE AGREEMENT. This Agreement and the other Borrower Loan Documents embody the entire agreement and understanding between the Borrower, the Administrative Agent and the Banks with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

          Section 9.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

          Section 9.16 BORROWER ACKNOWLEDGEMENTS. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Administrative Agent nor any Bank has any fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Administrative Agent or any Bank, and (d) neither the Administrative Agent nor any Bank undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Administrative Agent or any Bank is for the protection of the Banks and neither the Borrower nor any third party is entitled to rely thereon.






            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                     POLARIS INDUSTRIES INC.


                                     By /s/ John H. Grunewald
                                       -----------------------------------------
                                         John H. Grunewald, Executive Vice
                                         President, Chief Financial Officer and
                                         Secretary



Address for Borrower:
1225 Highway 169 North
Minneapolis, Minnesota 55441
Attention:  Michael W. Malone
Telephone:  (612)542-0500
Telecopier:  (612)542-0599





















                      [Signature Page to Credit Agreement]

Revolving Commitment
Amount:
- --------------------

$45,000,000                             FIRST BANK NATIONAL ASSOCIATION
                                        In its individual corporate capacity and as Administrative Agent, Co-Lead Manager and a Bank


                                        By /s/ William T. Bailey
                                          --------------------------------------
                                             William T. Bailey
                                             Vice President
                                        Address:
                                        First Bank Place
                                        601 Second Avenue South
                                        Minneapolis, MN 55402-4302
                                        Attention:  William T. Bailey, MPFP0907
                                                    Rosemary S. Davis, MPFP0907
                                        Telephone:  (612)973-2718/0505
                                        Telecopier: (612)973-0822


$40,000,000                             BANK OF AMERICA ILLINOIS, as a Co-Lead
                                        Manager and a Bank


                                        By /s/ Margaret A. Detrick
                                          --------------------------------------
                                             Margaret A. Detrick
                                             Vice President
                                        Address:
                                        231 South LaSalle Street
                                        Chicago, Illinois 60697
                                        Attention:  Margaret A. Detrick
                                                    Bettye Hill
                                        Telephone:  (312)828-5201
                                        Telecopier: (312)765-2080

$40,000,000
                                        FIRST UNION NATIONAL BANK OF NORTH
                                        CAROLINA, as a Co-Lead Manager and a
                                        Bank


                                        By /s/ Douglas J. Sleeper
                                          --------------------------------------
                                             Douglas J. Sleeper
                                             Vice President
                                        Address:
                                        U.S., Corporate Banking Division
                                        First Union Capital Markets Group
                                        First Union National Bank of
                                          North Carolina
                                        One First Union Center TW-10
                                        Charlotte, North Carolina 28288
                                        Attention:  Douglas J. Sleeper
                                        Telephone:  (704)374-4367
                                        Telecopier: (704)374-2802